Exhibit 10.3
Final
CANADIAN
RECEIVABLES PURCHASE AGREEMENT
Dated as of July 13, 2007
among
POLYONE FUNDING CANADA CORPORATION,
as the Seller,
POLYONE CORPORATION,
as the Servicer,
THE BANKS AND OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Purchasers,
CITICORP USA, INC.,
as the Agent,
and
NATIONAL CITY BUSINESS CREDIT, INC.,
as the Syndication Agent

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

EXHIBITS

EXHIBIT A	Form of Assignment and Acceptance

EXHIBIT B-1	Form of Seller Report

EXHIBIT B-2	Form of Receivables Report

EXHIBIT C	Form of Lock-Box Agreement

EXHIBIT D	Form of Canadian Receivables Sale Agreement

EXHIBIT E	Form of Canadian Consent and Agreement

EXHIBIT F	Form of Notice of Purchase

EXHIBIT G	Form of Swing Increase Request

EXHIBIT H	[deleted]

EXHIBIT I	Form of Notice of Conversion or Continuation

EXHIBIT J	Form of Opinion of Gowling LaFleur Henderson LLP, Counsel to the Seller and the Canadian Originator

SCHEDULES

SCHEDULE I	Lock-Box Banks and Lock-Box Accounts

SCHEDULE II	Credit and Collection Policy

SCHEDULE III	Jurisdiction of Incorporation, Organizational Identification Number and Location of the Seller’s Principal Place of Business, Chief Executive Office and Office Where Records are Kept

SCHEDULE IV	Forms of Invoices

SCHEDULE V	Changes in Financial Conditions or Operations

SCHEDULE VI	PPSA Filing Jurisdictions

SCHEDULE VII	Commitments

CANADIAN RECEIVABLES PURCHASE AGREEMENT
     This CANADIAN RECEIVABLES PURCHASE AGREEMENT, dated as of July 13, 2007 (this “Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the Servicer (as hereinafter defined), the banks and other financial institutions listed on the signature pages hereof, as the Initial Purchasers (the “Initial Purchasers”), CITICORP USA, INC., a Delaware corporation (“Citicorp”), as administrative agent (the “Agent”) for the Purchasers and the other Owners (as hereinafter defined), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation (“NCBC”), as the syndication agent (the “Syndication Agent”).
PRELIMINARY STATEMENTS:
     (1) The Seller will from time to time purchase or otherwise acquire from the Canadian Originator Pool Receivables which the Seller intends to sell hereunder.
     (2) The Purchasers may at any time purchase such Pool Receivables from the Seller and from time to time make Capital Increases.
     (3) In consideration of the reinvestment in Pool Receivables of daily Collections (other than with regard to accrued Yield and any fees), the Seller will sell to the Agent on behalf of the Owners additional Pool Receivables until such reinvestment is terminated.
     (4) PolyOne has been requested and is willing to act as the Servicer.
     (5) Citicorp has been requested and is willing to act as the Agent.
     (6) NCBC has been requested and is willing to act as the Syndication Agent.
     (7) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.
     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Certain Defined Terms.
     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Adjusted EBITDA” means, with respect to any Person, EBITDA of such Person and its Subsidiaries plus any net cash received from Equity Affiliates, minus any net cash paid to Equity Affiliates, minus any income from Equity Affiliates plus any income to Equity Affiliates.
     “Adjusted LIBO Rate” means, with respect to any Yield Period for any Capital Investment, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable 2 Business Days before the first day of such Yield Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Yield Period.
     “Adverse Claim” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Debt or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the PPSA or comparable law of any jurisdiction naming the owner of the asset to which such Adverse Claim relates as debtor.
     “Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
     “Agent’s Account” means the Deposit Account of the Agent (account number 30537802, ABA 021000089, Reference: CUSA f/a/o PolyOne Concentration) maintained with CNA at its office at 399 Park Avenue, New York, New York 10043, Attention: Hien Nugent, or such other account as the Agent shall specify in writing to the Seller, the Servicer and the Purchasers.
     “Agent’s Fee” means those agency fees set forth in the Second Amended and Restated Fee Letter.
     “Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:
     (a) the rate of interest announced publicly by CNA in New York, New York, from time to time, as CNA’s base rate (or equivalent rate otherwise named);
     (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by CNA on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by CNA from 3 New York certificate of deposit dealers of recognized standing selected by CNA, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for CNA in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by CNA for determining the then current annual assessment payable by CNA to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits in the United States; and
          (c) 0.5% per annum plus the Federal Funds Rate.
     “Amended and Restated Projections” means those financial projections, dated April, 2007, covering the Fiscal Years ending in December 2007 through December 2011 inclusive, to be delivered to the Purchasers by PolyOne.
     “Applicable Margin” means (a) for an initial period commencing on the Effective Date and ending on the first day of the month immediately following the month in which the Servicer delivers PolyOne’s financial statements for the Fiscal Period ending June 30, 2007, (i) in the case of Capital Investments having a Yield determined with reference to the Alternate Base Rate, 0.50% per annum and, (ii) in the case of Capital Investments having a Yield determined with reference to the Adjusted LIBO Rate, 1.50% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined on the last day of the most recently concluded calendar month):

		Adjusted LIBO
Average Monthly Excess Availability	Alternate BaseRate	Rate
Greater than $120,000,000	0.25%	1.25%
Less than or equal to $120,000,000 and greater than $60,000,000	0.50%	1.50%
Less than or equal to $60,000,000	0.75%	1.75%
provided, however, that upon the occurrence and during the continuance of an Event of Termination, the “Applicable Margin” shall be the sum of the highest rate set forth in the table above (as may be converted pursuant to Section 2.16) plus 2.00% per annum. Changes in the Applicable Margin resulting from a change in the Average Monthly Excess Availability for any month shall become effective as to all Capital Investments on the first day of the next consecutive calendar month.
     “Applicable Reserve” means, at any date, an amount equal to (NRPB x RP) plus such reserves as mutually agreed upon, with adjustments effective upon at least three Business Days’ notice by the Agent, where:
NRPB = the Net Receivables Pool Balance at the close of business of the Servicer on such date.
RP = the Reserve Percentage at the close of business of the Servicer on such date.
     “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that the Seller or Servicer is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Transaction Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communication” shall exclude (x) any Notice of Purchase,

Swing Increase Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Purchase, (ii) any notice relating to the payment due under any Transaction Document prior to the scheduled date therefor, (iii) any notice of any Potential Event of Termination or Event of Termination and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Purchase hereunder or any condition precedent to the effectiveness of this Agreement.
     “Approved Electronic Platform” has the meaning specified in Section 8.06.
     “Assignee” means in the case of any assignment of any rights and obligations pursuant to Section 9.01, any Eligible Assignee as the assignee of such rights and obligations.
     “Assignment and Acceptance” means an assignment and acceptance, in substantially the form of Exhibit A hereto, entered into by any Purchaser and an Assignee pursuant to Section 9.01.
     “Available Capital” means, at any time, (a) the lesser of (i) the then effective Total Commitments and (ii) (x) the Net Receivables Pool Balance at such time minus (y) any Applicable Reserve in effect at such time, minus (b) the Capital at such time.
     “Average Monthly Excess Availability” has the meaning set out in the U.S. RPA.
     “Business Day” means any day (other than a Saturday or Sunday) on which (i) banks are not authorized or required to close in Toronto, Ontario, Canada, New York, New York or the State of Ohio and (ii) if the term “Business Day” is used in connection with the Adjusted LIBO Rate, dealings in United States dollars are carried on in the London interbank market.
     “Canadian Consent and Agreement” means the Canadian Consent and Agreement, dated as of the Effective Date, in substantially the form of Exhibit E hereto, duly executed by the Seller and the Canadian Originator.
     “Canadian Dollars” means the lawful currency of Canada.
     “Canadian Dollar Receivables” means any Receivable in Canadian Dollars.
     “Canadian Insolvency Statutes” means collectively, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Assignments and Preferences Act (Ontario) and the Fraudulent Conveyances Act (Ontario).
     “Canadian Originator” means PolyOne Canada, Inc. and its successors.
     “Canadian Receivables Sale Agreement” means the Canadian Receivables Sale Agreement, dated as of July 13, 2007, in substantially the form of Exhibit D hereto, among the Canadian Originator, the Seller and PolyOne as the Buyer’s Servicer thereunder, as the same may from time to time be amended, supplemented or otherwise modified with the prior written consent of the Required Purchasers.
     “Canadian Subordinated Note” has the meaning specified in the Canadian Receivables Sale Agreement.
     “Capital” means, at any time, the sum of all Capital Investments outstanding at such time.

     “Capital Expenditures” means, with respect to any Person, expenditures (whether paid in cash or other consideration or accrued as a liability) for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs to the extent properly charged to current operations and excluding any replacement assets to the extent acquired with the proceeds of insurance) made by such Person, all as determined in accordance with GAAP.
     “Capital Increase” means any increase in the aggregate outstanding Capital hereunder pursuant to Sections 2.01 and 2.02, other than in connection with the initial Purchase.
     “Capital Investment” means, in respect of the initial Purchase or any Capital Increase (including any Swing Increase), the original amount paid to the Seller on account of Capital at the time thereof, pursuant to Sections 2.01, 2.02 or 2.03, reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.07 or 2.08; provided, however, that if such Capital Investment shall have been reduced by any distribution of any portion of Collections and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Capital Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.
     “Cash Management Obligation” means, as applied to the Seller, any direct or indirect liability, contingent or otherwise, of the Seller in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Agent, any Purchaser or any Affiliate or any of them) by the Agent in connection with this Agreement or any Transaction Document, including obligations for the payment of fees, interest, charges, expenses, reasonable legal fees and disbursements in connection therewith.
     “Change of Control” means the occurrence of any of the following: (a) any Person or 2 or more Persons acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of PolyOne or a corporation owned, directly or indirectly, by PolyOne or by the stockholders of PolyOne in substantially the same proportions as their ownership of stock of PolyOne (e.g., a holding company reorganization), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of PolyOne (or other securities convertible into such Voting Interests of PolyOne) representing 25% or more of the combined voting power of all Voting Interests of PolyOne; or (b) any Person or 2 or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of PolyOne; or (c) PolyOne, or a corporation owned, directly or indirectly, by the stockholders of PolyOne in substantially the same proportions as their ownership of stock of PolyOne, shall cease to own, directly or indirectly, 100% of the Equity Interests in the Seller, PolyOne or the Canadian Originator, or (d) any “Change of Control” under and as defined in the Senior Note Indenture.
     “Citicorp” has the meaning assigned to such term in the recital of parties hereto.
     “Citicorp Base Rate” for any period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Alternate Base Rate in effect from time to time plus (b) the Applicable Margin.
     “Citicorp LIBO Rate” for any Yield Period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Adjusted LIBO Rate for such Yield Period plus (b) the Applicable Margin.

     “Citicorp Rate” means (a) for any Capital Investment (other than Swing Increases), at the Seller’s election upon written notice to the Agent, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to such Capital Investment (in the case of the Citicorp LIBO Rate) or the Business Day prior to such Capital Investment (in the case of the Citicorp Base Rate), either the Citicorp LIBO Rate or the Citicorp Base Rate, as applicable, and (b) for any Capital Investment that is a Swing Increase and for each other obligation hereunder, the Citicorp Base Rate.
     “CNA” means Citibank, N.A., a national association, and its successors.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collections” means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Pool Receivable and (ii) any Collections of such Pool Receivable deemed to have been received, and actually paid, pursuant to Section 2.09(a).
     “Commitment” means from and after the Effective Date, in respect of each Purchaser party to this Agreement on the Effective Date after giving effect to this Agreement, the commitment of such Purchaser to make Purchases and acquire other Capital Investments in the aggregate principal amount set forth as the “Commitment” of such Purchaser on Schedule VII and in respect of each other Purchaser that became a Purchaser by entering into an Assignment and Acceptance from and after the Effective Date, the amount set forth as the “Commitment” for such Purchaser in the Register maintained by the Agent pursuant to Section 9.01(c); in the case of clauses (i) and (ii), as each such amount may be reduced from time to time as the result of any assignment of any Commitment or any portion thereof pursuant to Section 9.01 or as such amount may be reduced from time to time pursuant to Section 2.05.
     “Commitment Termination Date” means the fifth anniversary of the Effective Date.
     “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, (a) cash interest expense of such Person and its Subsidiaries determined on a Consolidated basis in accordance with GAAP (including, in the case of PolyOne, the cash interest expense (including, but not limited to, Yield payable hereunder) of the Seller determined in accordance with GAAP), in each case, including interest capitalized during such period and net costs under all interest rate swap, cap, collar or similar agreements and interest rate insurance for such period minus (b) Consolidated net gains of such Person and its Subsidiaries (including, in the case of PolyOne, the Seller) under all interest rate swap, cap, collar or similar agreements and interest rate insurance for such period and minus (c) the Consolidated interest income of such Person and its Subsidiaries (including, in the case of PolyOne, the Seller) for such period.
     “Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, determined on a Consolidated basis in conformity with GAAP.
     “Contract” means an agreement between the Canadian Originator and an Obligor in any written form acceptable to the Canadian Originator, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule IV hereto or otherwise approved by the Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Obligor shall be obligated to pay for goods.

     “Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 5.03(c).
     “Debt” means, without duplication, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business that are not outstanding for more than 60 days after first becoming due, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) indebtedness of others secured by liens, and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.
     “Deposit Account” has the meaning set forth in Article 9 of the UCC.
     “Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon 3 Business Days’ notice by the Agent to the Seller given in accordance with the Agent’s then current credit guidelines and with the consent or at the request of the Required Purchasers.
     “Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount and (b) if such amount is expressed in Canadian Dollars, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the most recent Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of U.S. Dollars with Canadian Dollars.
     “EBITDA” means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included as a deduction in the calculation of such Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization of intangibles or financing or acquisition costs, and (iv) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants, other than charges representing accruals of future cash expenses minus (c) the sum of, in each case to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, but without duplication, (i) any credit for income tax, (ii) gains from extraordinary items for such period, (iii) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person, (iv) cash payments for previously reserved charges and (v) any other non-cash gains which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(iv) above by reason of a decrease in the value of any Stock or Stock Equivalent.
     “Effective Date” means July 13, 2007.
     “Eligible Assignee” means (i) each Initial Purchaser or any of its Affiliates, and (ii) any commercial bank, finance company, insurance company or other financial institution or any other Person,

in each case approved by the Agent and the Seller (which approval shall not (x) be unreasonably withheld or delayed or (y) required following the occurrence and during the continuance of an Event of Termination); provided, however, that neither the Canadian Originator nor the Seller nor any of their respective Affiliates may be an Eligible Assignee.
     “Eligible Receivable” means each Pool Receivable arising out of the sale of merchandise or, goods in the ordinary course of business by the Canadian Originator to a Person that is not an Affiliate of the Canadian Originator; provided, however, that a Pool Receivable shall not be an “Eligible Receivable” if any of the following shall be true:
     (a) any warranty contained in this Agreement or any other Transaction Document with respect to such specific Receivable is not true and correct with respect to such Receivable; or
     (b) the Obligor on such Receivable has disputed liability or made any claim with respect to such Receivable or any other Receivable due from such Obligor to the Seller or the Canadian Originator but only to the extent of such dispute or claim; or
     (c) the Obligor in respect of such Receivable or any of its Affiliates is also a supplier to or creditor of the Seller or the Canadian Originator unless such supplier or creditor has executed a no-offset letter satisfactory to the Agent, in its sole discretion; provided, however, in the event no such no-offset letter has been executed, such Receivable shall be ineligible pursuant to this clause (c) only to the extent of an amount equal to 150% of the aggregate amount of accounts payable or other Debt owing by the Canadian Originator to such Obligor or any of its Affiliates as at such date; or
     (d) the sale represented by such Receivable is to an Obligor located outside the United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Agent, in its sole discretion; or
     (e) the sale to such Obligor on such Receivable is on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or
     (f) such Receivable is subject to an Adverse Claim in favor of any Person other than the Agent; or
     (g) such Receivable is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Canadian Originator’s business; provided, however, such Receivable shall be ineligible pursuant to this clause (g) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or
     (h) the Obligor on such Receivable is located in any jurisdiction requiring the holder of such Receivable, as a precondition to commencing or maintaining any action in the courts of such jurisdiction either to (i) receive a certificate of authorization to do business in such jurisdiction or be in good standing in such jurisdiction or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such jurisdiction, in each case unless the holder of such Receivable has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such jurisdiction; or

     (i) the Obligor on such Receivable is a Governmental Authority, unless the Canadian Originator and the Seller have each assigned its rights to payment of such Receivable to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal U.S. Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted, acknowledged and where required to create an effective assignment thereof, consented to by the appropriate government officers; or
     (j) 50% or more of the outstanding Receivables of the Obligor are not, or have been determined by the Agent, in accordance with the provisions hereof, not to be, Eligible Receivables; or
     (k) the payment obligation represented by such Receivable is denominated in a currency other than U.S. Dollars or Canadian Dollars; or
     (l) such Receivable is not evidenced by an invoice or other writing in form acceptable to the Agent, in its sole discretion; or
     (m) the Canadian Originator, the Seller or any other Person, in order to be entitled to collect such Receivable, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or
     (n) the total Receivables of such Obligor to the Canadian Originator (taken as a whole) represent more than 15% (or such lesser percentage with respect to certain Obligors as the Agent may determine in its sole discretion in accordance with its customary criteria) of the Eligible Receivables of the Canadian Originator at such time, but only to the extent of such excess; or
     (o) such Receivable is more than (i) 60 days past due according to the original terms of sale, or (ii) 91 days past the original invoice date thereof; provided, however, that a Receivable with extended original terms not in excess of 90 days which are acceptable to the Agent, in accordance with its customary criteria, may be an “Eligible Receivable” provided such Receivable is not more than 120 days past the original invoice date thereof; or
     (p) the Obligor on such Receivable has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code, the Bankruptcy and Insolvency Act, any other Canadian Insolvency Statutes or any other law relating to bankruptcy, insolvency, arrangement, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or
     (q) consistent with the Credit and Collection Policy, such Receivable should be written off the Seller’s or the Canadian Originator’s books as uncollectible; or

     (r) at any time following the 60th day after the date hereof (or such later date to which the Agent may consent in writing) such Receivable shall not be payable into a Lock-Box Account which is the subject of a Lock-Box Agreement; or
     (s) such Receivable shall not arise under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms; or
     (t) such Receivable, together with the Contract related thereto, shall contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which any party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect; or
     (u) such Receivable shall not (i) satisfy all applicable requirements of the Credit and Collection Policy or (ii) comply with such other reasonable criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days’ notice; or
     (v) such Receivable shall not constitute an “account” within the meaning of the PPSA;
     (w) such Receivable arises under a Contract which contains a legally enforceable provision either requiring the Obligor thereunder to consent to the transfer, sale or assignment of the right to payment thereunder unless a written consent of the Obligor has been obtained, or otherwise restricting the right of the Canadian Originator to sell or transfer such Receivable;
     (x) PST is payable in connection with such Receivable or any Obligor thereof is an individual; or
     (y) the Agent, in accordance with its customary criteria, determines, in its sole discretion, that such Receivable might not be paid or is otherwise ineligible.
For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.
     “Equity Affiliate” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of less than 50% of the Voting Interests is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries or Equity Affiliates of such Person and which such Person accounts for in its consolidated financial statements on an equity basis pursuant to GAAP.
     “Equity Interest” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person

(including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Seller’s controlled group, or under common control with the Seller, within the meaning of Section 414 of the Code.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.
     “Events of Termination” has the meaning specified in Section 7.01.
     “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, and, with respect to the sale of assets with a book value in excess of $25,000,000, as such sale is reasonably approved by the Board of Directors of PolyOne or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable security at any date, the closing sale price of such security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange in the U.S. or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and selected by the Agent.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “Fiscal Period” means a calendar month, a fiscal quarter or a Fiscal Year.
     “Fiscal Year” means each twelve-month period ending on December 31.
     “Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (i) Adjusted EBITDA of PolyOne less Consolidated Capital Expenditures of PolyOne and its Subsidiaries to (ii) Consolidated Interest Expense of PolyOne and its Subsidiaries plus scheduled repayments of principal on Debt to be made by PolyOne or its Subsidiaries during the immediately succeeding four fiscal quarter period plus Restricted Payments, plus net cash payment of taxes to the extent included in the calculation of EBITDA, in each case (other than in the case of scheduled repayments of principal on Debt) for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.
     “GAAP” means generally accepted accounting principles in the United States, or with respect to the Canadian Originator and the Seller, generally accepted accounting principles in Canada, in each case consistently applied and in effect from time to time.
     “Governmental Authority” means any nation, sovereign or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.
     “GST” means all goods and services tax payable under Part IX of the Excise Tax Act (Canada), all QST and all harmonized sales tax in the Provinces of Nova Scotia, Newfoundland and New Brunswick payable under the Excise Tax Act (Canada), as such statutes may be amended, modified, supplemented or replaced from time to time, including any successor statute.
     “Indemnified Amounts” has the meaning specified in Section 10.01.
     “Indemnified Party” means any or all of the Purchasers, the Assignees and the Agent and their respective Affiliates and successors and assigns and their respective officers, directors, managers, managing members, partners and employees.
     “Intercreditor Agreement” means the amended and restated intercreditor agreement, dated June 6, 2006, between the Agent, Citicorp USA, Inc, as agent for the beneficiaries under the Guarantee and Agreement (as defined therein) and, U.S. Bank Trust National Association, not in its individual capacity but solely as collateral trustee (the “Corporate Trustee”).
     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.
     “LIBO Rate” means, with respect to any Yield Period for any Capital Investment made at the Citicorp LIBO Rate, the rate determined by the Agent to be the offered rate for deposits in U.S. Dollars for the applicable Yield Period appearing on the MoneyLine Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Yield Period. In the event that such rate does not appear on the MoneyLine Telerate Page 3750 (or otherwise on the MoneyLine screen), the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Agent, or, in the absence of such availability the LIBO Rate shall be the rate of interest determined by the Agent to be the rate per annum at which deposits in U.S. Dollars are offered by the principal office of CNA in London to major banks in the London interbank market at 11:00 a.m. (London time) 2 Business Days before the first day of such Yield Period in an amount substantially equal to the Capital Investment of CNA for a period equal to such Yield Period.
     “Liquidation Cost” has the meaning set forth in Section 2.12.
     “Liquidation Day” means each day which occurs on or after the Termination Date.

     “Lock-Box Account” means a Deposit Account (including, without limitation, any concentration account) maintained at a Lock-Box Bank for the purpose of receiving Collections and subject to a valid Lock-Box Agreement.
     “Lock-Box Agreement” means an agreement, in substantially the form of Exhibit C hereto (with such modifications thereto as consented to by the Agent), between the Canadian Originator or the Seller, as the case may be, the Agent, and a Lock-Box Bank.
     “Lock-Box Bank” means any of the banks specified on Schedule I hereof and any other bank specified as a “Lock-Box Bank” in accordance with this Agreement, in each case holding one or more Lock-Box Accounts.
     “Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations, contingent liabilities, material obligations, or properties of the Seller, PolyOne, the Canadian Originator, or PolyOne and its Subsidiaries taken as a whole, (b) the collectibility of the Pool Receivables, or the ability of the Servicer (if PolyOne or any of its Affiliates) to collect Pool Receivables, (c) the legality, validity or enforceability of any Transaction Document, (d) the ability of the Seller, the Servicer, PolyOne or any Subsidiaries of PolyOne to perform their respective obligations under the Transaction Documents or (e) the rights and remedies of the Seller, Agent or the Purchasers under the Transaction Documents.
     “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Seller or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Seller or any ERISA Affiliate and at least one Person other than the Seller and the ERISA Affiliates or (b) was so maintained and in respect of which the Seller or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Receivables Pool Balance” means at any time the Outstanding Balance of the Eligible Receivables in the Receivables Pool as at such time reduced by Unapplied Cash and Credits, volume rebates, credits in past due, offsets and other dilution and such other reductions as the Agent in its sole discretion deems appropriate.
     “Notice of Conversion or Continuation” has the meaning specified in Section 2.16(a).
     “Notice of Purchase” has the meaning specified in Section 2.02(a).
     “Obligor” means a Person obligated to make payments pursuant to a Contract.
     “Other Taxes” has the meaning specified in Section 2.14(b).
     “Outstanding Balance” of any Receivable at any time means the Dollar Equivalent of the then outstanding principal balance thereof, as of the date of determination, excluding any PST, but including any GST or QST owing in connection therewith.

     “Owner” means any of the Purchasers or the Swing Purchaser, as the case may be, who has made all or a portion of the initial Purchase or any Capital Increase; provided, however, that, upon any assignment of their interests hereunder pursuant to Article IX, the Assignee thereof shall be an Owner thereof.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “PolyOne Canada” means PolyOne Canada, Inc., a corporation organized under the laws of Canada and a wholly owned Subsidiary of PolyOne.
     “Pool Receivable” means a Receivable in the Receivables Pool.
     “Potential Event of Termination” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Termination.
     “PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, and any regulations promulgated thereunder.
     “PST” means all taxes payable under the Retail Sales Tax Act (Ontario) or any similar statute of another jurisdiction of Canada, but in any event, excluding any GST.
     “Purchase” means a purchase by the Agent on behalf of the Purchasers of the Purchased Property from the Seller pursuant to Article II, and any such purchase in consideration of the remittance by the Servicer to the Seller of Collections of Pool Receivables pursuant to Section 2.07, and for greater certainty, includes any reinvestment pursuant to Section 2.07 and any purchase under Section 2.02(f) whether or not there is a reinvestment on such day.
     “Purchased Property” means (a) at any time prior to the Termination Date, (i) all then outstanding Receivables, (ii) all Related Security relating to such Receivables and (iii) all Collections with respect to, and other proceeds of, Receivables and (b) at all times on and after the Termination Date, (i) all Receivables outstanding as of the close of business of the Servicer on the date preceding the Termination Date, (ii) all Related Security related to such Receivables and (iii) all Collections with respect to, and other proceeds of, such Receivables.
     “Purchasers” means the Initial Purchasers and each Assignee that shall become a party hereto pursuant to Section 9.01.
     “QST” means the Quebec sales tax imposed pursuant to An Act respecting the Quebec sales tax.
     “Receivable” means the indebtedness (whether constituting accounts or intangibles or chattel paper or otherwise) of any Obligor under a Contract, and, subject to the following, includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; provided that for Receivables in respect of which the Obligor is Canadian (unless otherwise agreed by the Agent), any such interest or finance charges as well as any PST owing in connection therewith shall be excluded, but GST and QST shall be included.

     “Receivable Percentage” means, at any time, a percentage computed as:

C + AR

NRPB

where:
C = the outstanding Dollar Equivalent of the Capital Investments made at the time of such computation;

AR = the Dollar Equivalent of the aggregate Applicable Reserve at the time of such computation;

NRPB = the Net Receivables Pool Balance at the time of such computation.
The Receivable Percentage shall be determined from time to time pursuant to the provisions of Section 2.06.
     “Receivables Excess Availability” has the meaning set out in the U.S. RPA.
     “Receivables Pool” means at any time the aggregation of the Dollar Equivalent of each then outstanding Receivable in respect of which the Obligor is a Designated Obligor or, as to any Receivable in existence on such date, was a Designated Obligor on the date of the initial creation of an interest in such Receivable under this Agreement.
     “Receivables Report” means a report, in substantially the form of Exhibit B-2 hereto, furnished by the Servicer to the Agent for the Owners pursuant to Section 2.09.
     “Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.
     “Register” has the meaning specified in Section 9.01(c).
     “Related Security” means with respect to any Receivable:
     (i) all of the Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;
     (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;
     (iii) all letter of credit rights, guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
     (iv) all Records relating to such Receivable;

     (v) all of the Seller’s right, title and interest in and to the following: the Canadian Receivables Sale Agreement, including, without limitation, (i) all rights to receive moneys due and to become due under or pursuant to the Canadian Receivables Sale Agreement, (ii) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to the Canadian Receivables Sale Agreement, (iii) claims for damages arising out of or for breach of or default under the Canadian Receivables Sale Agreement, and (iv) the right to perform under the Canadian Receivables Sale Agreement and to compel performance and otherwise exercise all remedies thereunder; and
     (vi) all proceeds of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described in clause (v) above).
     “Required Net Receivables Pool Balance” means, at any time, the sum of (i) the aggregate outstanding Capital at such time plus (ii) the aggregate Applicable Reserve at such time.
     “Required Purchasers” means at any time Purchasers holding more than 50% of the aggregate Commitments of the Purchasers.
     “Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Percentage” means 15%, provided that the Reserve Percentage may, upon at least one Business Day’s notice by the Agent to the Seller and the Servicer, be increased or decreased by the Agent at any time and in its discretion in accordance with its then current credit guidelines and provided, further, that the Reserve Percentage may not be decreased to less than 15% by the Agent at any time except with the written consent or at the written request of all of the Purchasers in accordance with Section 11.01.
     “Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, vice president, corporate controller, treasurer, assistant treasurer, secretary, assistant secretary, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.
     “Restricted Payment” means, with respect to the Servicer, (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Servicer now or hereafter outstanding (other than dividends or distributions payable solely in common Stock of the Servicer) and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Servicer now or hereafter outstanding.
     “Second Amended and Restated Fee Letter” has the meaning set out in the U.S. RPA.
     “Second Amended and Restated Parent Undertaking” has the meaning set out in the U.S. RPA.
     “Seller Report” means a report, in substantially the form of Exhibit B-1 hereto, furnished by the Servicer to the Agent for each Owner pursuant to Section 2.09.
     “Seller’s Account” means a deposit account of the Seller to be established not later than the time of the initial Purchase at a financial institution to be agreed to between the Agent and the Seller.

     “Senior Note Indenture” means the Indenture, dated as of May 6, 2003, between PolyOne Corporation and The Bank of New York, as Trustee governing the 10 5/8% Senior Notes, as such indenture may be amended, restated or otherwise modified with the prior written consent of the Agent (except for modifications that do not materially adversely affect the interests of the Purchasers under the Transaction Documents or in the Receivables with respect to which no written consent shall be required).
     “Servicer” has the meaning specified in Section 6.01.
     “Servicer Fee” has the meaning specified in Section 2.11.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a) (15) of ERISA, that (a) is maintained for employees of the Seller or any ERISA Affiliate and no Person other than the Seller and the ERISA Affiliates or (b) was so maintained and in respect of which the Seller or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the Voting Interests is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.
     “Super-Majority Purchasers” means at any time Purchasers holding at least 80% of the aggregate Commitments of the Purchasers.
     “Swing Increase” has the meaning specified in Section 2.03.
     “Swing Increase Request” has the meaning specified in Section 2.03(b).
     “Swing Increase Sublimit” means US$5,000,000.

     “Swing Purchaser” means Citicorp or any other Purchaser that becomes the Agent or agrees, with the approval of the Agent and the Seller, to act as the Swing Purchaser hereunder, in each case in its capacity as the Swing Purchaser hereunder.
     “Taxes” has the meaning specified in Section 2.14(a).
     “10 5/8% Senior Notes” means the 10 5/8% Senior Notes due May 6, 2010 issued by PolyOne.
     “Termination Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 7.01.
     “Total Commitment” means $25,000,000 as such amount may be reduced from time to time pursuant to Section 2.05.
     “Total Excess Availability” has the meaning set out in the U.S. RPA.
     “Transaction Documents” means this Agreement, the Canadian Receivables Sale Agreement, the Canadian Subordinated Notes, the Second Amended and Restated Parent Undertaking, the Lock-Box Agreements, the Canadian Consent and Agreement, the Second Amended and Restated Fee Letter, the Quebec Assignment and each certificate, agreement or document executed by the Seller, the Servicer, or the Canadian Originator and delivered to the Agent or any Purchaser in connection with or pursuant to any of the foregoing.
     “Transfer” means sell, assign, convey, set-over and transfer, or, depending upon the context, sale, assignment, conveyance, set-over and transfer, and “Transferred” shall be interpreted accordingly.
     “UCC” means, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time.
     “Unapplied Cash and Credits” means, at any time, the Dollar Equivalent of the aggregate amount of Collections or other cash or credits then held by or for the account of the Servicer, the Canadian Originator or the Seller in respect of the payment of Pool Receivables, but not yet applied or reinvested pursuant to Section 2.07 or applied pursuant to Section 2.08.
     “United States” and “U.S.” each means United States of America.
     “Unused Commitment” means, with respect to any Purchaser at any time, (a) such Purchaser’s Commitment at such time minus (b) that aggregate outstanding Capital paid by such Purchaser pursuant to Section 2.02 and not reduced by the Dollar Equivalent of Collections received and distributed to such Purchaser on account of such Capital pursuant to Section 2.07 or 2.08.
     “Unused Commitment Fee” has the meaning specified in Section 2.11.
     “Unused Commitment Fee Rate” means (i) for an initial period commencing on the Effective Date and ending on the first day of the month immediately following the month in which the Servicer delivers PolyOne’s financial statements for the Fiscal Period ending June 30, 2007, 0.250% per annum, and (ii) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined on the last day of the most recently concluded calendar month for which financial statements have been delivered):

Average Monthly Excess Availability	Unused Commitment Fee Rate
Greater than $120,000,000	0.375%
Less than or equal to $120,000,00 and greater than $60,000,000	0.250%
Less than or equal to $60,000,000	0.250%
provided, however, that upon the occurrence and during the continuance of an Event of Termination, the “Unused Commitment Fee Rate” shall be the highest rate set forth in the table above. Changes in the Unused Commitment Fee Rate resulting from a change in the Average Monthly Excess Availability for any month shall become effective on the first day of the next consecutive calendar month.
     “U.S. Buyer” means PolyOne Funding Corporation, a Delaware corporation.
     “U.S. Dollars” and “$” each means the lawful currency of the United States.
     “U.S. RPA” means the Second Amended and Restated Receivables Purchase Agreement dated as of June 26, 2007 (as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time) among the U.S. Buyer, PolyOne, as Servicer thereunder, the Purchasers (as defined therein), Citicorp USA, Inc., as administrative agent for the Purchasers and any other owners of Receivable Interests (as defined therein), Citibank, N.A. and National City Bank, as issuing banks, and National City Business Credit, Inc., as the syndication agent.
     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA.
     “Yield” means (a) for each Capital Investment made at the Citicorp LIBO Rate, for any Yield Period:

CR x C x ED	+	LC
360

where:

CR	=	the Citicorp LIBO Rate for such Capital Investment for such Yield Period;

C	=	the amount of such Capital Investment;

ED	=	the actual number of days elapsed during such Yield Period; and

LC	=	all Liquidation Costs, if any, for such Capital Investment for such Yield Period; and

     (b) for each Capital Investment made at the Citicorp Base Rate for any period of time:

CR x C x ED
360

where:

CR	=	the Citicorp Base Rate from time to time;

C	=	the amount of such Capital Investment; and

ED	=	the actual number of days elapsed;
provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided, further, that Yield for any Capital Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
     “Yield Payment Date” means, (a) in respect of Capital Investments made at the Citicorp Base Rate (including but not limited to the Swing Increases) (i) the first Business Day of each calendar month, commencing on the first such day following the making of such Capital Investment and (ii) if not previously paid in full, on the Termination Date, (b) in respect of Capital Investments made at the Citicorp LIBO Rate, (i) the last day of each Yield Period applicable to such Capital Investment and, if such Yield Period has a duration of more than one month, on each day during such Yield Period occurring every month from the first day of such Yield Period, (ii) upon the payment or prepayment thereof in full or in part and (iii) if not previously paid in full, on the Termination Date, (c) in respect of the Unused Commitment Fee, (i) the first Business Day of each calendar month and (ii) if not previously paid in full, on the Termination Date, and (d) with respect to all other obligations of the Seller hereunder, on demand by the Agent from and after the time such obligation becomes due and payable (whether by acceleration or otherwise).
     “Yield Period” means, in the case of any Capital Investment made at the Adjusted LIBO Rate, (a) initially, the period commencing on the date such Capital Investment is made or on the date of conversion of a Capital Investment made at the Alternate Base Rate to a Capital Investment made at the Adjusted LIBO Rate and ending one, two, or three months thereafter, as selected by the Seller in its Notice of Purchase and (b) thereafter, if such Capital Investment is continued, in whole or in part, as a Capital Investment made at the Adjusted LIBO Rate, a period commencing on the last day of the immediately preceding Yield Period therefor and ending one, two, or three months thereafter, as selected by the Seller in its Notice of Conversion or Continuation given to the Agent; provided, however, that all of the foregoing provisions relating to Yield Periods in respect of Capital Investment made at the Adjusted LIBO Rates are subject to the following:
     (i) if any Yield Period would otherwise end on a day that is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Yield Period into another calendar month, in which event such Yield Period shall end on the immediately preceding Business Day;
     (ii) any Yield Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Yield Period) shall end on the last Business Day of a calendar month;

     (iii) the Seller may not select any Yield Period that ends after the Commitment Termination Date; and
     (iv) there shall be outstanding at any one time no more than 7 Yield Periods in the aggregate.
     Section 1.02. Other Terms.
     All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in the PPSA and not specifically defined herein are used herein as defined in the PPSA. Any reference to a dollar amount herein, shall be a reference to such amount in U.S. Dollars, unless otherwise expressly stated.
     Section 1.03. Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
ARTICLE II
AMOUNTS AND TERMS OF THE PURCHASES
     Section 2.01. Commitment.
     (a) On the terms and conditions herein set forth, each Purchaser severally agrees to make the initial Purchase, and to make Capital Increases from time to time, (i) after the Effective Date on any Business Day during the period from the Effective Date to the Termination Date and (ii) in an aggregate amount of Capital for such Purchaser not to exceed at any time outstanding such Purchaser’s Commitment; provided, however, that no Purchaser shall be obligated to make the initial Purchase or any Capital Increase if, after giving effect to such Purchase or such Capital Increase, (A) the sum of the Capital then outstanding would exceed (B) the lesser of (x) the Total Commitment and (y)(i) the Net Receivables Pool Balance minus (ii) the Applicable Reserve. The initial Purchase and each Capital Increase shall be made by the Purchasers simultaneously and ratably in accordance with their respective Commitments.
     (b) On the terms and conditions hereinafter set forth, the Agent on behalf of the Owners shall, at the request of the Seller, have the Collections attributable to any reduction of Capital reinvested pursuant to Section 2.07 in additional Purchased Property.
     Section 2.02. Making the Purchase and Capital Increases.
     (a) The initial Purchase and each Capital Increase by the Purchasers shall be made on notice from the Seller to the Agent, given not later than 11:00 a.m. (New York City time) (i) on the third Business Day before the date of such Purchase or Capital Increase if Yield in respect thereof is initially calculated at the Citicorp LIBO Rate and (ii) on the Business Day before the date of such Purchase or Capital Increase if Yield in respect thereof is initially calculated at the Citicorp Base Rate. Each such notice of a proposed Purchase or Capital Increase (a “Notice of Purchase”) shall be by telephone (confirmed promptly thereafter in writing) or facsimile, in substantially the form of Exhibit F hereto, and shall specify the requested aggregate amount of Capital for such Purchase or Capital Increase to be paid to the Seller and the requested Business Day of such Purchase or Capital Increase. If Yield in respect of the initial Purchase or any Capital Increase is initially calculated at the Citicorp LIBO Rate, such Purchase or Capital Increase shall be in an aggregate amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and if Yield in respect of the initial Purchase or any Capital Increase is initially calculated at the Citicorp Base Rate, such Purchase or Capital Increase shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.
     (b) The Agent shall give each Purchaser prompt notice of such notice of such proposed Purchase or Capital Increase, the date of such Purchase or Capital Increase, and the amount of Capital to be paid by such Purchaser in connection with such Purchase or Capital Increase, by telephone or telefax. On the date of such Purchase or Capital Increase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent its ratable share of the aggregate amount of Capital in respect of such Purchase or Capital Increase by deposit of such ratable share in same day funds to the Agent’s Account, and, after receipt by the Agent of such funds, the Agent shall cause such funds to be made immediately available to the Seller at the Seller’s Account.
     (c) Each Notice of Purchase delivered pursuant to Section 2.02(a) shall be irrevocable and binding on the Seller. The Seller shall indemnify each Purchaser against any actual loss or expense incurred by such Purchaser as a result of any failure to fulfill on or before the date of the proposed initial Purchase or Capital Increase (as to which a Notice of Purchase has been given pursuant to Section 2.02(a)) the applicable conditions set forth in Article III, including, without limitation, any actual loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser to fund its ratable portion of such proposed Purchase or Capital Increase when such Purchase or Capital Increase, as a result of such failure, is not made on such date.
     (d) Unless the Agent shall have received notice from a Purchaser prior to the date of such Purchase or Capital Increase that such Purchaser will not make available to the Agent such Purchaser’s ratable portion of the Capital for such Purchase or Capital Increase, the Agent may assume that such Purchaser has made such portion available to the Agent on the date of such Purchase or Capital Increase in accordance with Section 2.02(b), and the Agent may, in reliance upon such assumption, make available to the Seller on such date a corresponding amount. However, if the Agent has received such notice from such Purchaser, the Agent may not make such assumption and may not make available to the Seller on such date such corresponding amount. If and to the extent that such Purchaser (other than a Purchaser that has delivered to the Agent a notice of the type described in the two immediately preceding sentences) shall not have made such ratable portion available to the Agent and the Agent has made such ratable portion available to the Seller, such Purchaser and the Seller severally agree to pay (to the extent not repaid by the Seller or such Purchaser, respectively) to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent, at (i) in the case of the Seller, the Yield applicable to such amount and (ii) in the case of such Purchaser, the Federal Funds Rate. If such Purchaser shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Purchaser’s ratable portion of such Purchase or Capital Increase for purposes of this Agreement.
     (e) The failure of any Purchaser to make available such Purchaser’s ratable portion of any Purchase or Capital Increase shall not relieve any other Purchaser of its obligation, if any, hereunder to make available such other Purchaser’s ratable portion of such Purchase or Capital Increase on the date of such Purchase or Capital Increase, but no Purchaser shall be responsible for the failure of any other Purchaser to make available such other Purchaser’s ratable portion of such Purchase or Capital Increase on the date of any Purchase or Capital Increase. Nothing herein shall prejudice any rights that the Seller may have against any Purchaser as a result of any default by such Purchaser hereunder.

     (f) Effective upon the date of the initial Purchase, the date of each reinvestment under Section 2.07, the date on which any reinvestment would have been made but for a requested reduction of Capital under Section 2.05 and the date of each Capital Increase, the Seller hereby Transfers to the Agent on behalf of the Purchasers (to the extent not then already Transferred to and held by the Agent on behalf of the Purchasers prior to any such effective date) (i) each Receivable then existing, (ii) all Related Security with respect to such Receivables, and (iii) all Collections with respect to, and other proceeds of, such Receivables and Related Security. The interest of each Owner at any time in the Purchased Property shall be its ratable share thereof, based on its Capital Investment at such time as compared to the Capital Investments of all Owners at such time.
     (g) The aggregate purchase price for all of the Purchased Property is the aggregate of the amounts payable to the Seller on account of Capital under Sections 2.01, 2.02 or 2.03, the amounts payable to the Seller as reinvestments in Purchased Property and amounts payable to the Seller or applied to discharge amounts owed by the Seller pursuant to Sections 2.07(a)(i)(C) or (v) or 2.08(i), (ii), (iii), (v) or (vi).
     Section 2.03. Swing Increases
     (a) On the terms and subject to the conditions contained in this Agreement, the Swing Purchaser may, in its sole discretion, make, in U.S. Dollars, Capital Increases (each a “Swing Increase”) otherwise committed to the Seller hereunder from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Capital Increase made by the Swing Purchaser hereunder in its capacity as the Swing Purchaser) not to exceed the Swing Increase Sublimit; provided, however, that at no time shall the Swing Purchaser make any Swing Increase to the extent that, after giving effect to such Swing Increase, (A) the sum of the Capital then outstanding, would exceed (B) the lesser of (x) the Total Commitment and (y)(i) the Net Receivables Pool Balance minus (ii) the Applicable Reserve.
     (b) In order to request a Swing Increase, the Seller shall telecopy (or forward by electronic mail or similar means) to the Agent a duly completed request in substantially the form of Exhibit G, setting forth the requested amount and date of such Swing Increase (a “Swing Increase Request”), to be received by the Agent not later than 12:00 p.m. (New York City time) on the day of the proposed purchase. The Agent shall promptly notify the Swing Purchaser of the details of the requested Swing Increase. Subject to the terms of this Agreement, the Swing Purchaser may make the Capital Investment in connection with such Swing Increase available to the Agent and, in turn, the Agent shall make such amounts available to the Seller on the date of the relevant Swing Increase Request. The Swing Purchaser shall not make any Swing Increase in the period commencing on the first Business Day after it receives written notice from the Agent or any Purchaser that one or more of the conditions precedent contained in Section 3.02 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Purchaser shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.02 have been satisfied in connection with the making of any Swing Increase. Each Swing Increase shall be in an aggregate amount of not less than $100,000.
     (c) The Swing Purchaser shall notify the Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of its Capital Investment in connection with Swing Increases.

     (d) The Swing Purchaser may demand at any time that each Purchaser pay to the Agent, for the account of the Swing Purchaser, in the manner provided in clause (e) below, such Purchaser’s ratable portion of all or a portion of the Swing Purchaser’s Capital outstanding in connection with Swing Increases, which demand shall be made through the Agent, shall be in writing and shall specify the outstanding principal amount of the Capital demanded to be so reduced.
     (e) The Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Purchaser on the day such notice or such demand is received by the Agent (except that any such notice or demand received by the Agent after 2:00 p.m. (New York City time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Purchasers by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Purchaser’s ratable portion of the aggregate principal amount of the Capital in connection with Swing Increases stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.02 and 2.01 shall have been satisfied (which conditions precedent the Purchasers hereby irrevocably waive), each Purchaser shall, before 11:00 a.m. (New York City time) on the Business Day next succeeding the date of such Purchaser’s receipt of such notice or demand, make available to the Agent, in immediately available funds, for the account of the Swing Purchaser, the amount specified in such statement; provided, however, that notwithstanding anything to the contrary in the foregoing, no Purchaser shall be obligated to purchase a ratable portion of, or otherwise pay any sum in respect of, a Swing Increase if the purchase by such Purchaser of a ratable portion of, or payment of other sum in respect of, such Swing Increase would cause such Purchaser’s aggregate Capital Investment to exceed its Commitment. Upon such purchase by a Purchaser, such Purchaser shall, except as provided in clause (f), be deemed to have made a Capital Increase with a Capital Investment equal to the amount actually paid by such Purchaser. The Agent shall use such funds to reduce the Swing Purchaser’s Capital in respect of Swing Increases.
     (f) Upon the occurrence of an Event of Termination under Section 7.01(f), each Purchaser shall acquire, without recourse or warranty, an undivided participation in each Swing Increase otherwise required to be repaid by such Purchaser pursuant to clause (e) above, which participation shall be in a principal amount equal to such Purchaser’s ratable portion of such Swing Increase, by paying to the Swing Purchaser on the date on which such Purchaser would otherwise have been required to make a payment in respect of such Swing Increase pursuant to clause (e) above, in immediately available funds, an amount equal to such Purchaser’s ratable portion of such Swing Increase. If all or part of such amount is not in fact made available by such Purchaser to the Swing Purchaser on such date, the Swing Purchaser shall be entitled to recover any such unpaid amount on demand from such Purchaser together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the Citicorp Base Rate.
     (g) From and after the date on which any Purchaser (i) is deemed to have made a Capital Increase pursuant to clause (e) above with respect to any Swing Increase or (ii) purchases an undivided participation interest in a Swing Increase pursuant to clause (f) above, the Swing Purchaser shall promptly distribute to such Purchaser such Purchaser’s share of all payments of Capital of and Yield received by the Swing Purchaser on account of such Swing Increase other than those received from a Purchaser pursuant to clause (e) or (f) above.

     Section 2.04. [Deleted]
     Section 2.05. Termination or Reduction of the Commitments.
     The Seller may, upon at least 5 Business Days’ notice to the Agent, and so long as, after giving effect to a proposed reduction, no Event of Termination or Potential Event of Termination, including, without limitation, by reference to Section 5.07(b), would exist, terminate in whole or reduce in part, the unused portions of the Commitments of the Purchasers; provided, however, that for purposes of this Section 2.05, the unused portions of the Commitments of the Purchasers shall be computed as the excess of (i) the aggregate of the Commitments of the Purchasers immediately prior to giving effect to such termination or reduction over (ii) the aggregate Capital outstanding at the time of such computation; provided, further, that each such partial reduction of the unused portions of the Commitments (i) shall be in an amount equal to at least $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (ii) shall be made ratably among the Purchasers in accordance with their respective Commitments and (iii) shall reduce the Total Commitment in an amount equal to each such reduction.
     Section 2.06. Receivable Percentage.
     The Receivable Percentage shall be initially computed as of the opening of business of the Servicer on the date of the initial Purchase and the date of each Capital Increase. Thereafter until the Termination Date, the Receivable Percentage shall be automatically recomputed as of the close of business of the Servicer on each day (other than a Liquidation Day). The Receivable Percentage shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made. The Receivable Percentage, as computed as of the day immediately preceding the Termination Date, shall remain constant at all times on and after the Termination Date. Such Receivable Percentage shall become zero at such time as the Owners shall have irrevocably received the accrued Yield for their Capital, shall have irrevocably recovered the related Capital Investment, and shall have irrevocably received payment of all other amounts payable by the Seller to the Owners, and the Servicer shall have received the accrued Servicer Fee, if any.
     Section 2.07. Non-Liquidation Settlement Procedures.
     (a) On each day (other than a Liquidation Day) the Agent shall, out of Collections of Pool Receivables received on such day:
     (i) first, set aside and hold in trust for the Servicer and the Owners an amount in U.S. Dollars equal to the sum of (A) the Servicer Fee, if any, accrued through such day and not so previously set aside, (B) the aggregate Yield, the Unused Commitment Fee, the Agent’s Fee and any other fees accrued hereunder through such day and not so previously set aside, and (C) the aggregate of any other amounts then accrued or owed hereunder by the Seller to such Owners and not so previously set aside;
     (ii) second, distribute an amount in U.S. Dollars equal to the aggregate Capital Investments made in respect of Swing Increases to the Swing Purchaser, to be applied to reduce the Capital of such Swing Increases;
     (iii) third, if such day is the second Business Day of the week, distribute to the Owners an amount in U.S. Dollars equal to that amount, if any, which would be required to reduce Capital so that the Receivable Percentage would not, after giving effect to the Collections of Pool Receivables and the addition of new Pool Receivables on such day and the resulting recomputation of the Receivable Percentage pursuant to Section 2.06 as of the end of such day, exceed 100%;
     (iv) fourth, set aside the remainder of such Collections in an amount not greater than the aggregate Capital then outstanding, for the benefit, on a pari passu basis, of the Owners; and
     (v) fifth, to the extent of any further remaining Collections and subject to Sections 2.10(f) and 11.09(b) , return the remainder of such Collections to the Seller.
     (b) On each applicable Yield Payment Date, the Agent shall distribute the amounts set aside as described in clause (i) of Section 2.07(a) above (other than the Agent’s Fee), first, to the Servicer in payment of the accrued Servicer Fee, if any, payable, to the Owners in payment of the accrued Yield and the Unused Commitment Fees, pari passu, and second, in payment of any other amounts then owed by the Seller hereunder (including, without limitation, all fees payable hereunder and not paid above except for the Servicer Fee). On each day, the Agent shall distribute the amounts set aside as described in clause (iv) of Section 2.07(a) above to the Seller as reinvestment in Purchased Property, for the benefit of the Owners.
     (c) On each anniversary of the Effective Date, the Agent shall distribute the amounts set aside as described in clause (i) of Section 2.07(a) with respect to the Agent’s Fee to the Agent in payment of the Agent’s Fee for the twelve-month period then commencing.
     (d) In the case of Collections of Canadian Dollar Receivables, the Agent shall convert such Collections to U.S. Dollars in accordance with Agent’s normal practices and procedures and all distributions set forth in clauses (a) and (b) above will be in U.S. Dollars.
     (e) Any application of Collections to amounts owing by the Seller is without limitation to the obligation of the Seller to pay such amounts and made pursuant to the rights of the Agent and the Owners under Sections 2.10(f) and 11.09(b).
     Section 2.08. Liquidation Settlement Procedures.
     (a) On each Liquidation Day, the Agent shall, out of the Collections of Pool Receivables received on such day, deposit to the Agent’s Account the Collections of Pool Receivables received on such day and shall apply them as follows:
     (i) first, to pay obligations of the Seller to the Agent under any Transaction Document in respect of any expense reimbursements, Cash Management Obligations or indemnities then due to the Agent;
     (ii) second, to pay obligations of the Seller to the Owners under any Transaction Document in respect of any expense reimbursements or indemnities then due to such Persons;
     (iii) third, to the Servicer in payment of the accrued Servicer Fee, if any, then payable, to the Owners in payment of the accrued Yield, Unused Commitment Fees and the aggregate of any other amounts then accrued or owed hereunder by the Seller to such Owners;
     (iv) fourth, to the Owners in reduction (to zero) of the Capital of each Owner;

     (v) fifth, to the Owners in ratable payment of any other amounts owed by the Seller hereunder or under any Transaction Document (including, without limitation, all fees payable hereunder and not paid above except for the Servicer Fee); and
     (vi) sixth, subject to Sections 2.10(f) and 11.09(b), to the Seller;
provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any obligation described in any of clauses first, second, third, fourth and fifth above, the available funds being applied with respect to any such obligations (unless otherwise specified in such clause) shall be allocated to the payment of the obligations referred to in such clause ratably, based on the proportion of the Servicer’s, the Agent’s, or the Owners’ interest in the aggregate outstanding obligations described in such clause.
     (b) In the case of Collections of Canadian Dollar Receivables, the Agent shall convert such Collections to U.S. Dollars in accordance with Agent’s normal practices and procedures and all payments set forth in clause (a) above will be in U.S. Dollars.
     (c) Any application of the Collections to amounts owing by the Seller is without limitation to the obligation of the Seller to pay such amounts and made pursuant to the rights of the Agent and the Owners under Sections 2.10(f) and 11.09(b).
     Section 2.09. General Settlement Procedures.
     (a) If on any day the Outstanding Balance of a Pool Receivable is either (i) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by the Seller or the Canadian Originator, or (ii) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or the Canadian Originator (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.01(g). If on any day any of the representations or warranties in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.01(g). Except as stated in the preceding sentences of this Section 2.09(a) or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables. If at any time any Obligor is required to pay interest or finance charges in connection with any Receivable or the related Contract, then all payments made by such Obligor in connection with such Receivable shall, unless otherwise expressly provided for in the applicable Contract, be applied on account of the Outstanding Balance of such Receivable and not on account of such interest or finance charges, until such time as the Outstanding Balance thereof has been fully repaid.
     (b) On or prior to the tenth Business Day of each calendar month, the Servicer shall prepare and furnish to the Agent for each Owner:
     (i) a Seller Report relating to each Owner and the Capital Investment thereof, as of the close of business of the Servicer on the last day of the immediately preceding calendar month,

     (ii) a listing of the ten Obligors owing the greatest Dollar Equivalent amount of Pool Receivables, together with a report setting forth (A) the name of such Obligor, (B) the balance of the Pool Receivables owing by such Obligor as of such date, and (C) a summary of credit terms applicable to such Pool Receivables under the applicable Contract,
     (iii) a listing by Obligor of all Pool Receivables, together with an analysis as to the aging of such Receivables, as of such last day, and
     (iv) such other information as shall be reasonably requested from time to time by the Agent or by the Agent at the request of the Required Purchasers.
     (c) Within 10 days after the end of each calendar month (or more frequently if (x) requested by the Agent or (y) Total Excess Availability shall be less than $50,000,000, but, in the case of clauses (x) and (y), in no event more frequently than once each Business Day) by no later than 12:00 noon (New York City time), the Servicer shall prepare and furnish to the Agent for the Owners a Receivables Report relating to each Owner and the Capital Investment thereof as at the end of the last calendar day of the immediately preceding month (or such shorter period, not earlier than the immediately preceding Business Day, if requested by Agent) stating (i) the aggregate amount of the Net Receivables Pool Balance as of the end of the immediately preceding reporting period, in such detail as shall be satisfactory to the Agent, (ii) the aggregate amount of the Collections from the Pool Receivables received by or on behalf of the Servicer as of the end of the immediately preceding reporting period, in such detail as shall be satisfactory to the Agent, (iii) the aggregate of sales and billings of the Canadian Originator as of the end of the immediately preceding reporting period, and (iv) such other information as shall be specified from time to time by the Agent or by the Agent at the request of the Required Purchasers.
     (d) The Servicer shall promptly notify the Agent in writing in the event that at any time the Servicer receives or otherwise gains knowledge that any of the following is true: (i) the Net Receivables Pool Balance is less than 90% of the Net Receivables Pool Balance reflected in the most recent Receivables Report delivered pursuant to Section 2.09(c) above, or (ii) the Net Receivables Pool Balance is less than 105% of the Required Net Receivables Pool Balance, or (iii) the outstanding Capital exceeds the Net Receivables Pool Balance as a result of a decrease therein, in which case such notice shall also include the amount of such excess.
     Section 2.10. Payments and Computations, Etc.
     (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in U.S. Dollars in same day funds to the Agent’s Account. The Agent shall promptly thereafter cause to be distributed (i) like funds relating to the payment out of Collections in respect of Capital, Yield, Servicer Fee or other amounts payable out of Collections, to the Owners (ratably in accordance with their respective interests) and the Servicer in accordance with the provisions of Section 2.07 or 2.08, as applicable, and (ii) like funds relating to the payment by the Seller of fees and other amounts payable by the Seller hereunder, to the parties hereto for whose benefit such funds were paid (and if such funds are insufficient, such distribution shall be made, subject to Section 2.07 or 2.08, as applicable, ratably in accordance with the respective amounts thereof). Upon the Agent’s acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.01(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) The Seller shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder (except for those amounts with respect to which Yield accrues) at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and distributed by the Agent to, the applicable Owners ratably in accordance with their respective interests in such overdue amount.
     (c) All computations of interest and all computations of Yield, Unused Commitment Fee and other per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a period of less than one year, the yearly rate of interest to which the said rate is equivalent is the said rate divided by the actual number of days in the period for which such calculation is made and multiplied by 365 days (or 366 days in the case of a leap year).
     (d) The Seller hereby authorizes each Owner, if and to the extent payment owed by the Seller to such Owner is not made to the Agent when due hereunder, to charge from time to time against any or all of the Seller’s accounts with such Owner any amount so due.
     (e) Unless the Agent shall have received notice from the Servicer or the Seller prior to the date on which any payment is due to the Owners hereunder that the Servicer or the Seller, as the case may be, will not make such payment in full, the Agent may assume that the Servicer or the Seller, as the case may be, has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Owner on such due date an amount equal to the amount then due such Owner. If and to the extent the Servicer or the Seller, as the case may be, shall not have so made such payment in full to the Agent, each Owner shall repay to the Agent forthwith on demand such amount distributed to such Owner together with interest thereon, for each day from the date such amount is distributed to such Owner until the date such Owner repays such amount to the Agent, at the Federal Funds Rate.
     (f) The Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so any right of setoff, counterclaim, recoupment, defense and other right or claim which the Seller may have against the Agent or any Owner as a result of or arising out of the failure of the Agent or any Owner to pay any amount owing hereunder or in connection herewith. The Agent may set-off and apply against, or deduct from, any amount payable to the Seller or the Servicer by the Agent (or by the Servicer on its behalf), any amounts then due and owing by the Seller or Servicer hereunder to any Owner or to the Agent or any other Indemnified Party, and may instruct any Servicer to do so on its behalf out of any amounts then or thereafter held by such Servicer that otherwise would have been paid to a Seller or Servicer on behalf of an Owner or the Agent.
     Section 2.11. Yield and Fees.
     (a) All Capital Investments and the outstanding amount of all other obligations hereunder shall bear a Yield, in the case of Capital Investments, on the principal amount thereof from the date such Capital Investments are made and, in the case of such other obligations, from the date such other obligations are due and payable until, in all cases, paid in full, at the Citicorp Rate.
     (b) The Seller shall pay to the Agent such fees as are set forth in the Second Amended and Restated Fee Letter.

     (c) The Seller shall pay to the Agent for remittance to the Servicer (at any time that it is not PolyOne or an Affiliate of PolyOne) from the later of the date of the initial Purchase hereunder and the date on which such Person becomes Servicer hereunder until the later of the Termination Date or the date on which Capital is reduced to zero, a fee (the “Servicer Fee”) equal to the lesser of (i) 1% per annum on the average daily amount of Capital, and (ii) 120% of the costs and expenses referred to in Section 6.02(c), such fee payable in arrears on the Yield Payment Date for each Yield Period; provided, however, that, so long as the Servicer is PolyOne or an Affiliate of PolyOne, the Servicer shall not be paid any Servicer Fee hereunder, it being acknowledged and agreed by PolyOne that any amounts owing to PolyOne or any such Affiliate in consideration for such services shall be the responsibility of and paid by the Canadian Originator. Any Servicer Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Sections 2.07 and 2.08.
     (d) The Seller shall pay to the Agent for the account of each Purchaser, an unused commitment fee (an “Unused Commitment Fee”) equal to the product of (i) the Unused Commitment Fee Rate and (ii) the average daily Unused Commitment of such Purchaser. The Unused Commitment Fee will be payable monthly in arrears and on the Termination Date.
     Section 2.12. Special Provisions Governing Capital Investments at the Citicorp LIBO Rate.
     (a) Increased Costs. If, due to either (i) a change after the date hereof in Regulation D of the Board of Governors of the Federal Reserve System (to the extent any cost incurred pursuant to such regulation is not included in the calculation of Adjusted LIBO Rate), (ii) the introduction of or any change after the date hereof in or in the interpretation of any law or regulation (other than any law or regulation relating to taxes, as to which Section 2.14 shall govern) or (iii) the compliance with any guideline or request issued or made after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to (or, in the case of Regulation D of the Board of Governors of the Federal Reserve System, there shall be imposed a cost on) any Indemnified Party of agreeing to make or making any Purchase or Capital Increase or any interest therein hereunder, then the Seller shall from time to time, upon demand and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.12(a) by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent), pay to the Agent for the account of such Indemnified Party additional amounts sufficient to compensate such Indemnified Party for such increased or imposed cost. Each Indemnified Party hereto agrees to use reasonable efforts promptly to notify the Seller of any event referred to in clause (i), (ii) or (iii) above, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.12(a). Each Indemnified Party agrees that it shall use reasonable efforts to designate another applicable office of such Indemnified Party to hold its interest in the Purchased Property if the amounts payable to it under this Section 2.12(a) would thereby be reduced and if the making, funding or maintenance of its interest in the Purchased Property through such other applicable office would not otherwise adversely affect such interest or such Indemnified Party. A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.
     (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Adjusted LIBO Rate then being determined is to be fixed or (ii) the Required Purchasers notify the Agent that the Adjusted LIBO Rate for any Yield Period will not adequately reflect the cost to the Purchasers of making a Capital Investment or maintaining such Capital Investment for such

Yield Period, the Agent shall forthwith so notify the Seller and the Purchasers, whereupon the Citicorp Rate for such Capital Investment shall automatically, on the last day of the current Yield Period for such Capital Investment, convert into the Citicorp Base Rate and the obligations of the Purchasers to make a Capital Investment or maintain a Capital Investment at the Citicorp LIBO Rate shall be suspended until the Agent shall notify the Seller that the Required Purchasers have determined that the circumstances causing such suspension no longer exist.
     (c) Illegality. Notwithstanding any other provision of this Agreement, if any Purchaser determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Purchaser to make a Capital Investment or maintain a Capital Investment at the Citicorp LIBO Rate, then, on notice thereof and demand therefor by such Purchaser to the Seller through the Agent, (i) the obligation of such Purchaser to make a Capital Investment or maintain a Capital Investment at the Citicorp LIBO Rate shall be suspended, and each such Purchaser shall make Capital Investments at the Citicorp Base Rate and (ii) if the affected Capital Investments at the Citicorp LIBO Rate are then outstanding, the Seller shall immediately convert each such Capital Investment into a Capital Investment at the Citicorp Base Rate. If, at any time after a Purchaser gives notice under this Section 2.12(c), such Purchaser determines that it may lawfully make Capital Investments at the Citicorp LIBO Rate, such Purchaser shall promptly give notice of that determination to the Seller and the Agent, and the Agent shall promptly transmit the notice to each other Purchaser. The Seller’s right to request, and such Purchaser’s obligation, if any, to make Capital Investments at the Citicorp LIBO Rate shall thereupon be restored.
     (d) Liquidation Costs. In addition to all amounts required to be paid by the Seller hereunder, the Seller shall compensate each Purchaser, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser to fund or maintain such Purchaser’s Capital Investments at the Citicorp LIBO Rate but excluding any loss of the Applicable Margin on the relevant Capital Investments) (each, a “Liquidation Cost”) that such Purchaser may sustain (i) if for any reason a proposed Capital Investment, conversion into or continuation of Capital Investments at the Citicorp LIBO Rate does not occur on a date specified therefor in a Notice of Purchase given by the Seller or in a telephonic request by it for Purchase or a successive Yield Period does not commence after notice therefor is given hereunder, (ii) if for any reason any Capital Investment at the Citicorp LIBO Rate is reduced (including mandatorily pursuant to Section 2.07) on a date that is not the last day of the applicable Yield Period, (iii) as a consequence of a required conversion of a Capital Investment at the Citicorp LIBO Rate to Capital Investment at the Citicorp Base Rate as a result of any of the events indicated in Section 2.12(c) above or (iv) as a consequence of any failure by the Seller to reduce Capital Investment at the Citicorp LIBO Rate when required by the terms hereof. The Purchaser making demand for such compensation shall deliver to the Seller concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Purchaser, absent manifest error.
     Section 2.13. Increased Capital.
     If any Indemnified Party determines that either the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or the compliance with any guideline or request issued or made after the date hereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Indemnified Party or any corporation controlling such Indemnified Party and that the amount of such capital is increased by or based upon the existence of such Indemnified Party’s commitment, if any, to make Capital Investments, or to maintain such Capital Investments hereunder, then, upon demand and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.13 by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent) the Seller shall pay to the Agent for the account of such Indemnified Party from time to time, as specified by such Indemnified Party, additional amounts sufficient to compensate such Indemnified Party or such corporation in the light of such circumstances, to the extent that such Indemnified Party reasonably determines such increase in capital to be allocable to the existence of any such commitment. Each Indemnified Party hereto agrees to use reasonable efforts promptly to notify the Seller of any event referred to in the first sentence of this Section 2.13, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.13. A certificate in reasonable detail as to the basis for, and the amount of, such compensation submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.14. Taxes.
     (a) Any and all payments by the Seller hereunder or deposits from Collections hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, (i) taxes that are imposed on its overall net income by the United States and (ii) taxes that are imposed on its overall net income, assets or net worth (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or qualified to do business or in which such Indemnified Person holds any assets in connection with this Agreement or, in each case, any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or deposits from Collections hereunder being hereinafter referred to as “Taxes”). If the Seller or the Servicer or the Agent or any Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or deposit from Collections hereunder to any Indemnified Party, (i) the sum payable by Seller shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer or the Agent shall make such deductions and (iii) the Seller or the Servicer or the Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, the Seller shall pay any present or future sales, stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or deposit from Collections hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Canadian Receivables Sale Agreement, the Canadian Consent and Agreement or the Second Amended and Restated Fee Letter (hereinafter referred to as “Other Taxes”).
     (c) The Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

     (d) Within 30 days after the date of any payment of Taxes, the Seller shall furnish to the Agent and each applicable Purchaser, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing such payment.
     (e) [deleted].
     (f) [deleted].
     Section 2.15. Sharing of Payments, Etc.
     If any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Purchases made by it (other than with respect to payments due to such Purchaser pursuant to Section 2.12, 2.13 or 2.14) in excess of its ratable share of payments on account of the Purchases obtained by all the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers such interests in the Capital Investments made by them as shall be necessary to cause such Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Purchaser, such purchase from each other Purchaser shall be rescinded and such other Purchaser shall repay to the Purchaser the purchase price to the extent of such recovery together with an amount equal to such other Purchaser’s ratable share (according to the proportion of (i) the amount of such other Purchaser’s required repayment to (ii) the total amount so recovered from the Purchaser) of any interest or other amount paid or payable by the Purchaser in respect of the total amount so recovered. The Seller agrees that any Purchaser so purchasing an interest in the Capital Investments made by another Purchaser pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest in such Capital Investments as fully as if such Purchaser were the direct creditor of the Seller in the amount of such Capital Investments made by them.
     Section 2.16. Conversion/Continuation Option.
     (a) The Seller may elect (i) at any time on any Business Day, to convert Capital Investments in respect of which Yield is calculated at the Citicorp Base Rate (other than Swing Increases) or any portion thereof to Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate and (ii) at the end of any applicable Yield Period, to convert Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate or any portion thereof into Capital Investments in respect of which Yield is calculated at the Citicorp Base Rate or to continue such Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate or any portion thereof for an additional Yield Period; provided, however, that the aggregate amount of the Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate for each Yield Period must be in an amount of at least $10,000,000 or an integral multiple of $2,500,000 in excess thereof. Each conversion or continuation shall be allocated among the Capital Investments of each Purchaser in accordance with such Purchaser’s ratable share of the aggregate Capital Investments. Each such election shall be in substantially the form of Exhibit I (a “Notice of Conversion or Continuation”) and shall be made by giving the Agent at least 3 Business Days’ prior written notice specifying (A) the amount and type of Capital Investment being converted or continued, (B) in the case of a conversion to or a continuation of Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate, the applicable Yield Period and (C) in the case of a conversion, the date of such conversion.
     (b) The Agent shall promptly notify each Purchaser of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Capital Investments in respect of which Yield is calculated at the Citicorp Base Rate to

Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate and no continuation in whole or in part of Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate upon the expiration of any applicable Yield Period shall be permitted at any time at which (i) a Potential Event of Termination or an Event of Termination shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Capital Investment in respect of which Yield is calculated at the Citicorp LIBO Rate would violate any provision of Section 2.12. If, within the time period required under the terms of this Section 2.16, the Agent does not receive a Notice of Conversion or Continuation from the Seller containing a permitted election to continue any Capital Investments in respect of which Yield is calculated at the Citicorp LIBO Rate for an additional Yield Period or to convert any such Capital Investments, then, upon the expiration of the applicable Yield Period, such Capital Investments shall be automatically converted to Capital Investments in respect of which Yield is calculated at the Citicorp Base Rate. Each Notice of Conversion or Continuation shall be irrevocable.
ARTICLE III
CONDITIONS OF PURCHASES
     Section 3.01. Conditions Precedent to the Effectiveness of this Agreement.
     The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:
     (a) The Agent and the Syndication Agent shall have received all fees and expenses (including, but not limited to, reasonable fees and expenses of counsel) required to be paid on the Effective Date, pursuant to the terms of this Agreement and the Second Amended and Restated Fee Letter.
     (b) The Agent shall have received on or before the Effective Date, the following, each (unless otherwise indicated) dated as of the Effective Date, in form and substance satisfactory to the Agent:
     (i) This Agreement, duly executed and delivered by the Seller and the Servicer;
     (ii) The Second Amended and Restated Parent Undertaking, dated June 26, 2007 duly executed and delivered by PolyOne;
     (iii) The Canadian Receivables Sale Agreement, duly executed by the Seller, PolyOne and the Canadian Originator, together with:
     (A) [deleted];
     (B) Completed PPSA and other personal property security searches, dated on or a date reasonably near to the Effective Date listing all effective financing statements or similar filings which name the Canadian Originator (under its present name and any previous name used by such Person) as debtor and which are filed in the jurisdictions set forth in Schedule VI, together with copies of such financing statements or similar filings (none of which, except those naming the Canadian Originator as debtor, the Seller as secured party and Citicorp, as Agent, as assignee, and those subject to the termination and releases to be obtained pursuant to Section 3.04 below, shall cover any Receivables, Related Security, Collections or Contracts);
     (C) The Canadian Consent and Agreement, duly executed by the parties thereto; and
     (D) The Canadian Subordinated Notes, in substantially the form of Exhibit B to the Canadian Receivables Sale Agreement, payable to the order of the Canadian Originator, and duly executed by the Seller.
     (iv) [deleted]
     (v) Certified copies, dated as of a recent date, of the charter or articles, by-laws or code of regulations (as the case may be), as amended, of the Seller, the Servicer and the Canadian Originator, respectively.
     (vi) Good standing certificates (or its equivalent), dated as of a recent date, issued by the Secretary of State of the jurisdiction of incorporation of the Seller, the Servicer and the Canadian Originator, with respect to the Seller, the Servicer and the Canadian Originator, respectively.
     (vii) Certified copies of the resolutions of the Board of Directors of each of the Seller and the Canadian Originator, approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby and thereby.
     (viii) A certificate, dated on or a date reasonably near to the Effective Date, of an officer of each of the Seller, the Servicer and the Canadian Originator, certifying the names and true signatures of its officers authorized to sign the Transaction Documents and the other documents to be delivered by it hereunder.
     (ix) Proper financing statements naming the Seller as debtor and Citicorp, as Agent, as secured party, and other applicable filings, to be filed under the UCC, PPSA or other comparable law of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership interests created or purported to be created hereby.
     (x) Proper financing statement terminations or releases, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts, Related Security or Collections previously granted by the Seller.
     (xi) Completed PPSA and other personal property security searches, dated on or a date reasonably near to the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in subsection (b)(ix) above that name the Seller as debtor, together with copies of such other financing statements (none of which, except those subject to the termination and releases described in subsection (x) above, shall cover any Receivables, Related Security, Collections or Contracts).
     (xii) Favorable opinions of Gowling LaFleur Henderson LLP, Canadian counsel to the Canadian Originator, the Servicer and the Seller, in substantially the form of Exhibit J hereto as to such other matters as the Agent may reasonably request, including without limitation (1) a “true sale” opinion with respect to the sale of Receivable Assets under and as defined in the Canadian

Receivables Sale Agreement from the Canadian Originator to the Seller and the future sale of Purchased Property hereunder, (2) an opinion with respect to the non-substantive consolidation of the Seller with the Canadian Originator, and (3) an opinion relating to the enforceability of the Transaction Documents, compliance with all laws and regulations, the perfection of all ownership and other interests purported to be granted under the Transaction Documents (with the exception of the perfection opinion to be given under Section 3.03(c) below), and no conflicts with material agreements.
     (xiii) A favorable opinion of Weil, Gotshal & Manges LLP, counsel to the Agent, as the Agent may reasonably request; and
     (xiv) A certificate of the chief financial officer or treasurer, in the case of the Seller and the Canadian Originator, stating that each of the Seller and the Canadian Originator is Solvent after giving effect to the transactions contemplated hereunder and under the other Transaction Documents, and also satisfies the other tests set out in Section 3.01(v) of the Canadian Receivables Sale Agreement.
     (c) Each of the Seller, the Canadian Originator, the Servicer and its Subsidiaries shall have received all necessary governmental and third party consents and approvals necessary in connection with the Transaction Documents and the transactions contemplated thereby (without the imposition of any conditions that are not reasonably acceptable to the Purchasers) and shall remain in effect, and all applicable governmental filings shall have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Purchasers that restrains, prevents or imposes materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.
     (d) The Agent shall have received the Second Amended and Restated Fee Letter dated June 26, 2007, duly executed by the parties thereto.
     (e) A certificate of an officer of each of the Seller and the Canadian Originator certifying that there exists no action, suit, investigation, litigation or proceeding pending or, to its knowledge, threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions on the transactions contemplated hereunder.
     (f) The Servicer and the Seller shall have each delivered to the Purchasers a pro forma consolidated balance sheet for itself and its Subsidiaries, if any, which shall be in form and substance satisfactory to the Agent and each Purchaser, and there shall not occur as a result of the funding hereunder, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Seller’s, the Canadian Originator’s or their respective Subsidiaries’ debt instruments and other material agreements.
     (g) The Agent shall have received evidence that after giving effect to the Purchases occurring on the Effective Date, both hereunder and under the U.S. RPA, Receivables Excess Availability is not less than $60,000,000.
     (h) All conditions to the effectiveness of the U.S. RPA shall have been satisfied.

     Section 3.02. Conditions Precedent to All Purchases, All Capital Increases and Reinvestments.
     Each Purchase (including the initial Purchase by each Purchaser) hereunder and the right of the Servicer to reinvest in Pool Receivables those Collections attributable to a reduction of Capital pursuant to Section 2.07, and each Capital Increase shall be subject to the further conditions precedent that:
     (a) with respect to any such Purchase or Capital Increase, on or prior to the date of such Purchase or Capital Increase, the Servicer shall have delivered to the Agent, in form and substance satisfactory to the Agent:
     (i) a completed Seller Report, dated within 31 days prior to the date of such Purchase, together with a listing by Obligor of all Pool Receivables,
     (ii) a completed Receivables Report effective as of the end of the last Business Day of the then immediately preceding week, and
     (iii) such additional information as may be reasonably requested by the Agent; and
     (b) on the date of such Purchase or reinvestment or Capital Increase the following statements shall be true (and the acceptance by the Seller of the proceeds of such Purchase or reinvestment or Capital Increase shall constitute a representation and warranty by the Seller that on the date of such Purchase or reinvestment or Capital Increase such statements are true):
     (i) the representations and warranties contained in Section 4.01 of this Agreement and in Section 3.01 of the Canadian Receivables Sale Agreement are correct in all material respects on and as of the date of such Purchase or reinvestment or Capital Increase, before and after giving effect to such Purchase or reinvestment or Capital Increase and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of said Purchase or reinvestment or Capital Increase, in which case as of such dates;
     (ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment or Capital Increase or from the application of the proceeds therefrom, which constitutes an Event of Termination or a Potential Event of Termination;
     (iii) such Purchase or reinvestment or Capital Increase shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently; and
     (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.
     Section 3.03. Conditions Precedent to Initial Purchase
     The initial Purchase by each Purchaser hereunder shall be subject to the further conditions precedent that:
     (a) The Seller shall have satisfied the obligation in Section 3.04 below;

     (b) The Seller shall deliver to the Agent an assignment, similar in form and substance to the Quebec Assignment, assigning all of the Seller’s right, title and interest to and in all of the Purchased Assets, and shall have completed registration of same in order to perfect the ownership interests created or purported to be created hereby; and
     (c) The Agent shall have received on or before the date of such initial Purchase, in form and substance satisfactory to the Agent, a favorable opinion of Gowling LaFleur Henderson LLP, Canadian counsel to the Canadian Originator, the Servicer and the Seller, in substantially the form of Exhibit J which includes (1) a “true sale” opinion with respect to the sale of the Purchased Property hereunder, and (2) an opinion relating to the perfection of all ownership and other interests purported to be granted under the assignment in paragraph (b) above.
     Section 3.04. Financing Statement Terminations and Releases
     Within the 60 days following the Effective Date, Seller shall obtain and provide to the Agent, in form and substance satisfactory to the Agent, proper financing statement terminations or releases necessary to release all security interests and other rights of any Person in the Receivables, Related Security, Collections or Contracts previously granted by the Canadian Originator.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.01. Representations and Warranties of the Seller.
     The Seller represents and warrants, as of the date hereof and as of the date of each Purchase and each Capital Increase, before and after giving effect to such Purchase or Capital Increase and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of said Purchase or Capital Increase, in which case as of such dates, as follows:
     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect. The Seller has no Subsidiaries. All of the outstanding shares of stock of the Seller are owned by PolyOne Canada.
     (b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents delivered by it hereunder, and the transactions contemplated hereby and thereby, including the Seller’s use of the proceeds of Purchases, reinvestments and Capital Increases, are within the Seller’s corporate powers, have been duly authorized by all necessary corporate action, do not (i) contravene the Seller’s articles or by-laws, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Seller under, or result in or require the creation of any lien upon or security interest in any property of the Seller pursuant to the terms of, any Contract or any other agreement or instrument (other than any Transaction Document) binding on or affecting the Seller or any of its properties.

     (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Seller of any Transaction Document to which it is a party or any other agreement or document delivered hereunder or for the perfection of or the exercise by any Indemnified Party of its rights and remedies under the Transaction Documents and such other agreements or documents, except for the filings of the financing statements referred to in Article III.
     (d) This Agreement has been, and each other Transaction Document to which the Seller is a party when delivered will have been, duly executed and delivered by the Seller. This Agreement is, and the other Transaction Documents to which the Seller is or will be a party when delivered hereunder will be, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.
     (e) Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.
     (f) There is no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Seller, threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.
     (g) No proceeds of any Purchase or reinvestment or Capital Increase will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.
     (h) Immediately prior to the time of the initial Purchase, the Seller is the legal and beneficial owner of the Pool Receivables and Related Security with respect thereto, in each case free and clear of any Adverse Claim. Upon each Purchase or reinvestment, the Seller shall Transfer to the Agent on behalf of the Owners (and the Agent on behalf of the Owners shall acquire) a valid 100% ownership interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, which ownership interest shall be a perfected first priority ownership interest upon the filing of the financing statements referred to in Section 3.01(b) (ix). No effective financing statement or other instrument similarly in effect covering any Contract or any Pool Receivable or Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement or in favor of the Seller and the Agent relating to the Canadian Receivables Sale Agreement.
     (i) Each Seller Report, Receivables Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished or to be furnished at any time by or on behalf of the Seller to the Agent or any Owner in connection with this Agreement is and will be accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains, or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (j) The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of the Seller and the office where the Seller keeps its Records concerning the Receivables, are as set forth in Schedule III hereto (or, by notice to the Agent in accordance with Section 5.01(c), at such other locations in jurisdictions, within Canada, where all actions required by Section 6.05(a) have been taken and completed).
     (k) The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners (the Seller or the Canadian Originator) of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.03(d)).
     (l) Since the date of its formation, the Seller has not engaged in any activity other than as contemplated by the Transaction Documents or entered into any commitment or incurred any Debt other than pursuant to, or as permitted under the Transaction Documents.
     (m) The Seller has not maintained, contributed to or incurred or assumed any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan.
     (n) The Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Pool Receivable or the Collections with respect thereto to any Person other than as contemplated by this Agreement or that has been released by the Agent from the Receivables Pool.
     (o) The Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.
     (p) The Seller has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.
     (q) Except under the Lock-Box Agreements, the Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.
     (r) With respect to each Transfer to it of any Pool Receivables, the Seller has either (i) purchased such Pool Receivables from the Canadian Originator in exchange for payment (made by the Seller to the Canadian Originator in accordance with the provisions of the Canadian Receivables Sale Agreement) in an amount which constitutes fair consideration and approximates fair market value for such Pool Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm’s-length transaction between unaffiliated parties or (ii) acquired such Pool Receivables from the Canadian Originator as a capital contribution in accordance with the provisions of the Canadian Receivables Sale Agreement. No such sale, and no such contribution, has been made for or on account of an antecedent debt owed by the Canadian Originator to the Seller and no such sale or contribution is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code or any Canadian Insolvency Statute (as defined in the Canadian Receivables Sale Agreement).
     (s) The Seller has filed, or caused to be filed or be included in, all tax reports and returns (federal, state, provincial, local and foreign), if any, required to be filed by it and paid, or caused to be paid, all amounts of taxes, including interest and penalties, required to be paid by it, except for such taxes

(i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Agent or any other Indemnified Party to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests covered hereunder or under the Canadian Receivables Sale Agreement.
     (t) The Seller is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
     (u) Both before and after giving effect to (i) each Purchase to be made on the Effective Date or such other date as Purchases requested hereunder are made, (ii) the disbursement of the proceeds of any Capital Investment, (iii) the consummation of each other transaction contemplated by the other Transaction Documents and (iv) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is Solvent, and also satisfies the other tests set out in Section 3.01(v) of the Canadian Receivables Sale Agreement.
     Section 4.02. Representations and Warranties of the Servicer.
     The Servicer represents and warrants as follows:
     (a) The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except to the extent that any failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect.
     (b) The execution, delivery and performance by the Servicer of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, and the transactions contemplated hereby and thereby, are within the Servicer’s corporate powers, have been duly authorized by all necessary corporate action, do not (i) contravene the Servicer’s charter or code of regulations, (ii) violate any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Servicer under, or result in or require the creation of any lien upon or security interest in any property of the Servicer pursuant to the terms of, any Contract or any other agreement or instrument (other than any Transaction Document) binding on or affecting the Servicer or any of its properties.
     (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Servicer of any Transaction Document to which it is a party.
     (d) This Agreement has been, and each other Transaction Document to which the Servicer is a party when delivered will have been, duly executed and delivered by the Servicer. This Agreement is, and the other Transaction Documents to which the Servicer is party when delivered hereunder will be, the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.

     (e) Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.
     (f) There is no action, suit, investigation, litigation or proceeding pending or, to the knowledge of the Servicer, threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.
     (g) Each Seller Report and Receivables Report (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished or to be furnished at any time by or on behalf of the Servicer to the Agent or any Owner in connection with this Agreement is and will be accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains, or will contain, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
     (h) Since December 31, 2006, the Servicer has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.
     (i) The Servicer has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy or in accordance with Section 6.02(b).
ARTICLE V
GENERAL COVENANTS OF THE SELLER AND THE SERVICER
     Section 5.01. Affirmative Covenants of the Seller.
     Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Seller will:
     (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it and all Pool Receivables and related Contracts, Related Security and Collections with respect thereto.
     (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Owners or the Agent hereunder or in the Pool Receivables and Related Security, or the ability of the Seller or the Servicer to perform their respective obligations hereunder or the ability of the Seller to perform its obligations under the Contracts.
     (c) Offices, Records and Books of Accounts. (i) Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Pool Receivables at the address of the Seller referred to in Section 4.01(j) or, upon at least 30 days’ prior written notice to the

Agent, at any other location in a jurisdiction where all actions required by Section 6.05(a) shall have been taken, and (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).
     (d) Performance and Compliance with Contracts and Credit and Collection Policy. At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.
     (e) Examination of Records; Audits.
     (i) From time to time upon 2 Business Days’ prior notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Seller, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller, or the agents of the Seller, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller, or the agents of the Seller, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters.
     (ii) At any time and from time to time, upon the Agent’s request (at its own election or upon the request of the Required Purchasers) and at the expense of the Seller, the Seller shall cause independent public or chartered accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables and/or a written report of an audit conducted by such accountants with respect to the Pool Receivables, Credit and Collection Policy, Lock-Box Account activity and the Seller’s performance of its obligations under this Agreement and the Canadian Receivables Sale Agreement on a scope and in a form reasonably requested by the Agent for such audit; provided, however, that unless a Event of Termination or Potential Event of Termination shall be continuing, the Agent shall request no more than one such report during any calendar year.
     (iii) The Seller shall conduct, or shall cause to be conducted, at its expense and upon request of the Agent (at its own election or upon the request of the Required Purchasers), and present to the Agent for approval, such appraisals, investigations and reviews as the Agent shall request for the purpose of determining the Net Receivables Pool Balance, all upon notice and at such times during normal business hours and as often as may be reasonably requested. The Seller shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.

     (f) Keeping of Records and Books of Account. (i) Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which full and correct entries shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP, (ii) to the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Purchased Property has been conveyed to the Agent on behalf of the Owners, and (iii) to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Purchased Property has been conveyed to the Agent on behalf of the Owners.
     (g) Deposits to Lock-Box Accounts. Not later than 60 days following the date hereof (or such later date to which the Agent shall consent in writing), instruct, or cause the Servicer to instruct, all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account and, if the Seller or the Canadian Originator shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.09), segregate and hold in trust such Collections and, if received after such 60th or later day, deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within 2 Business Days following such receipt and if received prior thereto but at the time of or after the first Purchase hereunder, pay such Collections to the Agent within two (2) Business Days following such receipt.
     (h) Maintenance of Separate Existence. Do all things necessary to maintain its corporate existence separate and apart from the Canadian Originator and other Affiliates of the Seller, including, without limitation, (i) maintaining proper corporate records and books of account separate from those of such Affiliates; (ii) maintaining its assets, funds and transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements separate and distinct from those of such Affiliates, and evidencing such assets, funds and transactions by appropriate entries in the records and books referred to in clause (i) above, and providing for its own operating expenses and liabilities from its own assets and funds other than certain expenses and liabilities relating to basic corporate overhead which may be allocated between the Seller and such Affiliates; (iii) holding such appropriate meetings or obtaining such appropriate consents of its Board of Directors as are necessary to authorize all the Seller’s corporate actions required by law to be authorized by its Board of Directors, keeping minutes of such meetings and of meetings of its stockholders and observing all other customary corporate formalities (and any successor Seller not a corporation shall observe similar procedures in accordance with its governing documents and applicable law); (iv) at all times entering into its contracts and otherwise holding itself out to the public under the Seller’s own name as a legal entity separate and distinct from such Affiliates; and (v) conducting all transactions and dealings between the Seller and such Affiliates on an arm’s-length basis.
     (i) Compliance with Opinion Assumptions and Charter and By-Laws. Without limiting the generality of subsection (h) above, maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts set forth in, and forming the basis of, the opinions set forth in the opinion delivered to the Agent pursuant to subclause (xii)(C) of Section 3.01(b), and comply with, and cause compliance with, the provisions of the articles and by-laws of the Seller delivered to the Agent pursuant to Section 3.01 as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Agent.
     (j) Purchase of Pool Receivables from Canadian Originator. With respect to each Pool Receivable acquired from the Canadian Originator by the Seller, pay to the Canadian Originator (in accordance with the Canadian Receivables Sale Agreement) an amount which constitutes fair consideration and approximates fair market value for such Pool Receivable and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximates an arm’s-length transaction between unaffiliated parties.
     (k) Nature of Business and Permitted Transactions. Engage solely in the businesses and transactions authorized by its articles.
     (l) Transaction Documents. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under each of the Transaction Documents, maintain each of the Transaction Documents in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of the Transaction Documents such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.
     Section 5.02. Reporting Requirements of the Seller.
     Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Owner shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Seller will furnish to the Agent for distribution to the Purchasers:
     (a) Monthly Reports. Within 35 days after the end of each of the first 11 fiscal months in each Fiscal Year, financial information regarding the Seller consisting of unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by a chief financial officer or treasurer of the Seller as fairly presenting the financial position of the Seller as at the dates indicated and the results of its operations and cash flow for the periods indicated and recorded in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and in form reasonable acceptable to the Agent and the Required Purchasers.
     (b) Annual Reports. Within 95 days after the end of each Fiscal Year, financial information regarding the Seller consisting of balance sheets of the Seller as of the end of such year and related statements of income and cash flows of the Seller for such Fiscal Year, all prepared in conformity with GAAP.
     (c) Notice of Event of Termination. As soon as possible and in any event within 2 Business Days after a Responsible Officer of the Seller first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.
     (d) Other. Upon demand, such other information, documents, records or reports respecting the Receivables, the Related Security, the Contracts or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.
     Section 5.03. Negative Covenants of the Seller.
     Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Owner shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Seller will not:

     (a) Sales, Adverse Claims, Etc.
     Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller’s undivided interest in any Pool Receivable or Related Security or Collections in respect thereof, or upon or with respect to any related Contract or any Deposit Account to which any Collections of any Pool Receivable are sent (including, without limitation, any Lock-Box Account), or assign any right to receive income in respect thereof.
     (b) Extension or Amendment of Receivables.
     Except as otherwise permitted in Section 6.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
     (c) Change in Business or Credit and Collection Policy.
     Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Pool Receivables.
     (d) Change in Payment Instructions to Obligors.
     Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller or the Canadian Originator, as applicable.
     (e) Deposits to Lock-Box Accounts.
     Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.
     (f) Change of Name, Etc.
     Change its name, identity, form of legal structure, chief executive office or jurisdiction of organization, unless, prior to the effective date of any such change, the Seller delivers to the Agent (i) PPSA and other applicable financing statements necessary to reflect such change and to continue the perfection of the ownership interests in the Purchased Property contemplated by this Agreement and (ii) if the identity or structure of the Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements with the Seller to take control of the Lock-Box Accounts pursuant to Section 6.03(a), new Lock-Box Agreements executed by the Seller and the Lock-Box Banks, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.
     (g) Debt.
     Except as otherwise provided herein or in the Canadian Receivables Sale Agreement, create, incur, assume or suffer to exist any indebtedness, other than (i) indebtedness of the Seller representing fees, expenses and indemnities arising hereunder or under the Canadian Receivables Sale Agreement for the purchase price of the Receivables under the Canadian Receivables Sale Agreement, and (ii) other indebtedness of the Seller incurred in the ordinary course of its business in an amount not to exceed $9,500 at any time outstanding.
     (h) Lease Obligations.
     Create, incur, assume or suffer to exist any obligations as lessee for the rental or lease of real or personal property, other than for the lease or rental of an office space or office equipment for use by the Seller in the ordinary course of its business.
     (i) ERISA.
     Adopt, maintain, contribute to or incur or assume any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan.
     (j) Investments in Other Persons.
     Except as otherwise provided herein or in the Canadian Receivables Sale Agreement, make or hold any Investment in any Person.
     (k) Sales, Etc., of Assets.
     Except as contemplated or otherwise permitted by this Agreement, sell, lease, transfer or otherwise dispose of any assets.
     (l) Merger, Etc.
     Consolidate or amalgamate with or merge into any other Person.
     (m) Organizational Documents.
     Amend, supplement or otherwise modify its articles or by-laws, in each case furnished to the Agent pursuant to clause (v) Section 3.01(b).
     (n) Accounting.
     Account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Canadian Receivables Sale Agreement in any manner other than as sales of Receivables by the Canadian Originator to the Seller, or account for (including for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of the Purchased Property by the Seller to the Agent for the account of the Purchasers, or otherwise change its (i) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Purchasers and the Agent or (ii) fiscal year.
     (o) Canadian Receivables Sale Agreement.
     (i) Cancel or terminate the Canadian Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Canadian Receivables Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Canadian Receivables Sale

Agreement or (iv) take any other action under the Canadian Receivables Sale Agreement not required by the terms thereof that would impair the value of any Receivable Assets (as defined therein) or the rights or interests of the Seller thereunder or of the Agent or any Owner or Indemnified Party hereunder or thereunder.
     (p) Adverse Claims on the Capital Stock of the Seller. Create or suffer to exist, any Adverse Claim upon or with respect to any of the Stock of the Seller.
     Section 5.04. Affirmative Covenants of the Servicer.
     Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Owner shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer will:
     (a) Compliance with Laws, Etc.
     Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it and all Pool Receivables and related Contracts, Related Security and Collections with respect thereto.
     (b) Preservation of Corporate Existence.
     Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Owners or the Agent hereunder or in the Pool Receivables and Related Security, or the ability of the Servicer to perform its obligations hereunder.
     (c) Books of Accounts.
     Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).
     (d) Performance and Compliance with Contracts and Credit and Collection Policy.
     At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce and cause the Canadian Originator to enforce such Related Security as reasonably requested by the Agent.
     (e) Examination of Records; Audits.
     (i) From time to time upon 2 Business Days’ prior notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as requested by the Agent and at the expense of the Servicer, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Canadian Originator, the Servicer, their respective Affiliates (other than the Seller) or the agents of the Canadian Originator, the Servicer or their respective Affiliates, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Canadian Originator, the Servicer, their respective Affiliates (other than the Seller) or the agents of the Canadian Originator, the Servicer, or their respective Affiliates, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer’s performance hereunder or under the Contracts with any of the officers or employees of the Servicer having knowledge of such matters.
     (ii) The Agent may (at its own election or at the request of the Required Purchasers), at the Servicer’s sole cost and expense, make test verifications of the Receivables in any manner and through any medium that the Agent considers advisable, and the Servicer shall furnish all such assistance and information as the Agent may require in connection therewith.
     (iii) At any time and from time to time, upon the Agent’s request (at its own election or at the request of the Required Purchasers) and at the expense of the Servicer, the Servicer shall cause independent public chartered accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables and/or a written report of an audit conducted by such accountants with respect to the Pool Receivables, Credit and Collection Policy, Lock-Box Account activity and the Servicer’s performance of its obligations under this Agreement and the Canadian Receivables Sale Agreement on a scope and in a form reasonably requested by the Agent for such audit; provided, however, that unless a Event of Termination or Potential Event of Termination shall be continuing, the Agent shall request no more than 4 such reports during any calendar year.
     (iv) The Servicer shall conduct, or shall cause to be conducted, at its expense and upon request of the Agent (at its own election or at the request of the Required Purchasers), and present to the Agent for approval, such appraisals, investigations and reviews as the Agent shall request for the purpose of determining the Net Receivables Pool Balance, all upon notice and at such times during normal business hours and as often as may be reasonably requested. The Servicer shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein.
     (f) Keeping of Records and Books of Account.
     (i) Keep, or cause to be kept, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with GAAP, (ii) to the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Purchased Property has been conveyed to the Agent on behalf of the Owners, and (iii) to the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Purchased Property has been conveyed to the Agent on behalf of the Owners.

     (g) Deposits to Lock-Box Accounts.
     Not later than 60 days following the date hereof (or such later date to which the Agent shall consent in writing), instruct all Obligors to make payments in respect of Pool Receivables to a Lock-Box Account and, if the Servicer shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.09), segregate and hold in trust such Collections and, if received after such 60th or later day, deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within 2 Business Days following such receipt, and if received prior thereto but at the time of or after the first Purchase hereunder, pay such Collections to the Agent within two (2) Business Days following such receipt.
     Section 5.05. Reporting Requirements of the Servicer.
     Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Owner shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer will furnish to the Agent for distribution to the Purchasers:
     (a) Monthly Reports. Within 35 days after the end of each of the first two fiscal months in each fiscal quarter, financial information regarding PolyOne and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures contained in the Amended and Restated Projections or, if applicable, the latest business plan provided pursuant to clause (e) below for the current Fiscal Year, in each case certified by the chief financial officer, treasurer or other Responsible Officer acceptable to the Agent of PolyOne as fairly presenting the Consolidated financial position of PolyOne and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated and recorded in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and in form reasonably acceptable to the Agent and the Required Purchasers.
     (b) Quarterly Reports. Within 50 days after the end of each of the first 3 fiscal quarters of each Fiscal Year, financial information regarding PolyOne and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures contained in the Amended and Restated Projections or, if applicable, the latest business plan provided pursuant to clause (e) below for the current Fiscal Year in each case certified by the chief financial officer, treasurer or other Responsible Officer acceptable to the Agent of PolyOne as fairly presenting the Consolidated financial position of PolyOne and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and in form reasonably acceptable to the Agent and the Required Purchasers.
     (c) Annual Reports. Within 95 days after the end of each Fiscal Year, financial information regarding PolyOne and its Subsidiaries consisting of Consolidated balance sheets of PolyOne and its Subsidiaries as of the end of such year and related statements of income and cash flows of PolyOne and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated financial statements, without qualification, including, but not limited to, as to the scope of the audit or as to PolyOne being a going concern by PolyOne’s independent public accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present the Consolidated financial position of PolyOne and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which PolyOne’s independent public accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by PolyOne’s independent public accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of PolyOne and its Subsidiaries such accounting firm has obtained no knowledge that an Event of Termination or a Potential Event of Termination has occurred and is continuing, or, if in the opinion of such accounting firm, a Potential Event of Termination or Event of Termination has occurred and is continuing, a statement as to the nature thereof.
     (d) Notice of Event of Termination. As soon as possible and in any event within 2 Business Days after a Responsible Officer of the Servicer, PolyOne or the Canadian Originator first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of the chief financial officer or treasurer of the Servicer setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.
     (e) Business Plan. Not later than the earlier of (i) 15 days after PolyOne has received the approval of its board of directors therefor and (ii) 90 days after the commencement of each Fiscal Year: (A) the annual business plan of PolyOne and its Subsidiaries for such Fiscal Year approved by the Board of Directors of PolyOne, (B) forecasts prepared by management of PolyOne for each fiscal month in such Fiscal Year and (C) forecasts prepared by management of PolyOne for such Fiscal Year and each of the succeeding Fiscal Years through the Commitment Termination Date, including, in each instance described in clauses (B) and (C) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) containing the types of financial information contained in the Amended and Restated Projections.
     (f) Public and Creditors’ Reports. Promptly after the sending or filing thereof, copies of (a) all reports PolyOne sends to its security holders generally, (b) all reports and registration statements that PolyOne or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and all other statements concerning material changes or developments in the business of PolyOne made available by PolyOne or any of its domestic Subsidiaries to the public or any other creditor.
     (g) Other. Upon demand, such other information, documents, records or reports respecting the Receivables, the Related Security, the Contracts or the condition or operations, financial or otherwise, of PolyOne as the Agent may from time to time reasonably request.
     Section 5.06. Negative Covenants of the Servicer.
     Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment for any Owner shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer will not:
     (a) Extension or Amendment of Receivables.
     Except as otherwise permitted in Section 6.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

     (b) Change in Business or Credit and Collection Policy.
     Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Pool Receivables.
     (c) Change in Payment Instructions to Obligors.
     Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller or the Canadian Originator, as applicable.
     (d) Deposits to Lock-Box Accounts.
     Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Pool Receivables.
     (e) Accounting. Change its (i) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Purchasers and the Agent or (ii) fiscal year.
     (f) Asset Sales. Sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts), whether in a single transaction, or a series of related transactions, to any Person, or permit or suffer any other Person to acquire any interest in any of its assets except:
     (i) sales pursuant to the Prior Sale Agreement (as defined in the U.S. RPA) or the Canadian Receivables Sale Agreement;
     (ii) the sale or other disposition of inventory in the ordinary course of business;
     (iii) [Intentionally Deleted]
     (iv) the sale or other disposition of assets or any interest therein having a Fair Market Value that is less than (x) $250,000 individually and (y) $2,000,000 in the aggregate for all such dispositions; and
     (v) dispositions of assets or interests therein not otherwise permitted above so long as (w) no Potential Event of Termination or Event of Termination is continuing or would result therefrom, (x) such sale or other transfer is for Fair Market Value, (y) if such asset or interest has a Fair Market Value of $10,000,000 or more, or if when aggregated with all such assets or interest previously sold, conveyed, transferred, leased or disposed at any time after the Effective Date, $25,000,000 or more, 50% of the proceeds of such sale or transfer (or such series of related sales or transfers) are payable in cash to the Servicer upon the consummation of each such sale or transfer, and (z) if the Fair Market Value of such asset is in excess of $25,000,000, the Board of Directors of the Servicer has approved such sale.

     (g) Adverse Claims on the Capital Stock of the Seller. Create or suffer to exist, any Adverse Claim upon or with respect to any of the Stock of the Seller.
     Section 5.07. Affirmative Financial Covenants of the Servicer.
     Until the later of the Termination Date and the date upon which no Capital Investment for any Owner shall be existing and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer will, so long as the Servicer shall be PolyOne or an Affiliate thereof:
     (a) Minimum Fixed Charge Coverage Ratio. Maintain as of the end of any fiscal quarter during which Total Excess Availability (calculated using the average Total Excess Availability for each day during such fiscal quarter) is less than $40,000,000, a Fixed Charge Coverage Ratio of not less than 1:1.
     (b) Minimum Excess Availability. Maintain on each day Receivables Excess Availability in an amount not less than $10,000,000 and Total Excess Availability in an amount not less than $15,000,000.
     Section 5.08. Negative Financial Covenants of the Servicer.
     Until the later of the Termination Date and the date upon which no Capital Investment for any Owner shall be existing, and no Yield, fees or other amounts shall remain unpaid under this Agreement, the Servicer (so long as the Servicer shall be PolyOne or an Affiliate thereof) will not:
     (a) Capital Expenditures. Make or incur, or permit its Subsidiaries to make or incur, Capital Expenditures during each their respective Fiscal Years in an aggregate amount in excess of $90,000,000.
     (b) Restricted Payments. (A) Directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment unless, (i) such Restricted Payment, together with all Restricted Payments made in the then current Fiscal Year, does not exceed $20,000,000 and Total Excess Availability (calculated on a pro forma basis and using the average Total Excess Availability for each day during the preceding calendar month) is at least $50,000,000; or (ii) Total Excess Availability (calculated on a pro forma basis and using the average Total Excess Availability for each day during the preceding calendar month) is at least $75,000,000 and the Fixed Charge Coverage Ratio for PolyOne and its Consolidated Subsidiaries for the then most recently ended four fiscal quarter period is at least 1.5 to 1.00; or (iii) Total Excess Availability (calculated on a pro forma basis and using the average Total Excess Availability for each day during the preceding calendar month) is at least $100,000,000 and the Fixed Charge Coverage Ratio for PolyOne and its Consolidated Subsidiaries for the then most recently ended four fiscal quarter period is at least 1.0 to 1.0. (B) The Servicer may apply up to 70% of the net cash proceeds received by the Servicer from the sale of any assets in accordance with the requirements of Section 5.06(f) (as certified to the Agent by a Responsible Officer of the Servicer), to the extent not used to prepay or redeem the 10 5/8% Senior Notes pursuant to Section 5.08(c)(v), to make Restricted Payments; provided, that, both before and after giving effect to any such Restricted Payment, (x) each of the representations and warranties contained in Article IV (Representations and Warranties) of this Agreement or the other Transaction Documents (or the comparable provisions of the U.S. RPA) is true and correct in all material respects as if made on and as of such date and except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date, (y) no Potential Event of Termination or Event of Termination shall have occurred and be continuing on and as of such date and (z) such Restricted Payments made under this Section 5.08(B) and asset sales under Section 5.06(f)

together with Restricted Payments and asset sales made under the corresponding provisions of the U.S. RPA do not exceed $80,000,000 in the aggregate during the term of this Agreement.
     (c) Prepayment of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt and will not permit any of its Subsidiaries to do any of the foregoing; provided, however, that the Servicer or any Subsidiary of the Servicer may (i) prepay any obligations hereunder in accordance with the terms of this Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Debt, (iii) prepay any Debt payable to the Servicer by any of its Subsidiaries, (iv) renew, extend, refinance and refund Debt on terms no less favorable to the Servicer or its Subsidiary obligated thereunder, including as to weighted average maturity and final maturity, than the Debt being renewed, extended, refinanced or refunded, (v) to the extent that the Servicer sells or otherwise disposes of any assets in accordance with the requirements of Section 5.06(f) (as certified to the Agent by a Responsible Officer of the Servicer), the Servicer may apply up to 70% of the net cash proceeds received by the Servicer in connection with any such sale or other disposition (as such amount shall be certified to the Agent by a Responsible Officer of the Servicer) to prepay, redeem or otherwise purchase, at the election of the Servicer, any 10 5/8% Senior Notes outstanding; provided, that, both before and after giving effect to any such prepayment, redemption or purchase, (x) each of the representations and warranties contained in Article IV (Representations and Warranties) of this Agreement or the other Transaction Documents is true and correct in all material respects as if made on and as of such date and except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date and (y) no Potential Event of Termination or Event of Termination shall have occurred and be continuing on and as of such date, and (vi) prepay any other obligations on any Debt provided, that before and after giving effect to such prepayment (a) Total Excess Availability (calculated on a pro forma basis using the average Total Excess Availability for each day during the preceding calendar month) is not less than $60,000,000, reduced by the amount of any Restricted Payments made during such month and (b) the Fixed Charge Coverage Ratio of the Servicer and its Subsidiaries for the then most recently ended four fiscal quarter period is not less than 1.0 to 1.0
ARTICLE VI
ADMINISTRATION AND COLLECTION
     Section 6.01. Designation of Servicer.
     The Pool Receivables shall be serviced, administered and collected by the Person (the “Servicer”) designated to do so from time to time in accordance with this Section 6.01. Until the Agent designates a new Servicer, PolyOne is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Agent may at any time designate as Servicer any Person (including itself) to succeed PolyOne or any successor Servicer, if such Person (other than itself) shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof. Subject to Section 6.02(f), the Servicer may subcontract with the Canadian Originator as an independent contractor to service, administer or collect the Pool Receivables that the Canadian Originator creates, and may, with the prior consent of the Agent, subcontract with any other Person as an independent contractor to service, administer or collect the Pool Receivables, provided that the Canadian Originator or other Person with whom the Servicer so subcontracts shall not become the Servicer hereunder and the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof.

     Section 6.02. Duties of Servicer.
     (a) The Servicer shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Seller, the Purchasers and the Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts.
     (b) The Servicer shall set aside and hold in trust for the account of the Seller and each Owner their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 2.07 and 2.08, but shall not be required (unless otherwise requested by the Agent) to segregate the funds constituting such portion of such Collections prior to the remittance thereof in accordance with such Sections. If instructed by the Agent, the Servicer shall segregate and deposit with a bank (which may be Citicorp) designated by the Agent such allocable share of Collections of Pool Receivables set aside for each Owner on the first Business Day following receipt by the Servicer of such Collections. If no Event of Termination or Potential Event of Termination shall have occurred and be continuing, PolyOne, while it is the Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Outstanding Balance of any Receivable (that is not an Eligible Receivable) as PolyOne may determine to be appropriate to maximize Collections thereof, (ii) extend the term of any Contract and (iii) adjust any other terms and conditions of any Contract if, but only if (in the case of this clause (iii)), the Servicer gives at least 2 Business Days’ prior written notice of such adjustments to the Agent and the Agent agrees in writing to such adjustments.
     (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Section 2.09. The Servicer shall set aside and hold in trust for the account of the Seller in accordance with Section 6.02(b) above, (i) the Seller’s allocable share of the Collections of Pool Receivables less all reasonable out-of-pocket costs and expenses of the Servicer (if not PolyOne or any Affiliate thereof) of servicing, administering and collecting the Pool Receivables to the extent not covered by the Servicer Fee received by it and (ii) the Collections of any Receivable which is not a Pool Receivable in accordance with Section 2.09. The Servicer shall, if not PolyOne, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.
     (d) The Servicer shall hold in trust for the Seller and each Owner, in accordance with their respective interests, all Records that evidence or relate to the Pool Receivables. The Servicer shall, upon the occurrence and during the continuance of any Event of Termination, and at the request of the Agent, provide to the Agent the Records with respect to the Pool Receivables.
     (e) The Servicer shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for each Owner pursuant to Section 2.07 or 2.08.
     (f) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Servicer may not delegate to PolyOne Canada the right to, and PolyOne Canada shall not (and has no authority to) enter into contracts or other agreements in the name of the Seller, the Agent, any Owner or any Purchaser or otherwise act as agent therefor; and the Servicer (or any such delegatee) is not permitted to (and has no authority to) establish an office or other fixed place of business of the Seller, the Agent, any Owner or any Purchaser in Canada. To the extent any responsibilities of the Servicer or PolyOne Canada in respect of the Receivables and Related Security hereunder or under any other

Transaction Document involve or require the Servicer or PolyOne Canada to contract for, or conclude a contract in the name of, the Seller, the Agent, any Owner or any Purchaser, such servicing responsibility shall be fulfilled solely by the Servicer (and not by PolyOne Canada) and the Servicer is authorized to take such action, but only from a place of business in the United States. Nonetheless, PolyOne Canada may engage in discussions with any Obligor regarding such matters and negotiate the terms of any such arrangement subject to the understanding that final approval of any such arrangement referred to in the preceding portions of this Section 6.02(f) may only be made by the Servicer and any such arrangement so negotiated by PolyOne Canada shall not be binding until such final approval is so provided by the Servicer
     Section 6.03. Rights of the Agent.
     (a) The Seller and the Servicer each hereby Transfer to the Agent the exclusive ownership, dominion and control of the Lock-Box Accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such Transfer. Further, the Agent may notify at any time and at the Seller’s expense the Obligors of Pool Receivables, or any of them, of the ownership of the Purchased Property by the Owners.
     (b) At any time:
     (i) The Agent may direct the Obligors of Pool Receivables, or any of them, to make payment of all amounts due or to become due to the Seller under any Pool Receivable directly to the Agent or its designee.
     (ii) The Seller and the Servicer each shall, at the Agent’s request and at the Seller’s and the Servicer’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.
     (iii) The Seller and the Servicer each shall, at the Agent’s request, (A) assemble all of the Records which evidence or relate to the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place reasonably selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections or other proceeds of Pool Receivables in a manner reasonably acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of Transfer, to the Agent or its designee.
     (iv) The Agent may take any and all commercially reasonable steps in the Seller’s or the Servicer’s name and on behalf of the Seller and the Owners necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Seller’s or the Servicer’s name on checks and other instruments representing Collections or other proceeds of Pool Receivables, enforcing such Pool Receivables and the related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller or PolyOne might have done.
     Section 6.04. Responsibilities of the Seller.
     Anything herein to the contrary notwithstanding:

     (a) The Seller shall perform all of its obligations under the Contracts related to the Pool Receivables to the same extent as if the Purchased Property had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not release the Seller from such obligations or its obligations with respect to Pool Receivables or under the related Contracts; and
     (b) Neither the Agent nor the Owners shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller or the Canadian Originator thereunder.
     Section 6.05. Further Action Evidencing Purchases.
     (a) The Seller and the Servicer each agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Agent may reasonably request, in order to perfect, protect or more fully evidence the ownership of the Purchased Property purchased by the Owners hereunder, or to enable any of them or the Agent to exercise and enforce any of their respective rights and remedies hereunder. Without limiting the generality of the foregoing, the Seller and the Servicer each will upon the request of the Agent, in order to perfect, protect or evidence such ownership of the Purchased Property: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary, or as the Agent may reasonably request; (ii) mark conspicuously each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that the Purchased Property has been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend.
     (b) The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto, now existing or hereafter arising, without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto shall be sufficient as a financing statement where permitted by law.
     (c) If the Servicer or the Seller fails to perform any agreement contained herein, then after notice to the Servicer or the Seller, as applicable, the Agent may itself perform, or cause performance of, such agreement, and the reasonable costs and expenses of the Agent incurred in connection therewith shall be payable by the Seller under Section 10.01 or Section 11.04, as applicable.
ARTICLE VII
EVENTS OF TERMINATION
     Section 7.01. Events of Termination.
     If any of the following events (“Events of Termination”) shall occur and be continuing:
     (a) The Seller or the Servicer shall fail to make any payment or deposit to be made by it hereunder when due and such failure remains unremedied for 3 days; or

     (b) Any representation or warranty made or deemed made by the Seller or the Canadian Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or in any Seller Report, or Receivables Report or any other written report, certificate or information delivered by or on behalf of the Seller or the Canadian Originator or the Servicer (or any of their respective officers) pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made or deemed made or delivered; or
     (c) (i) The Seller or the Servicer shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(g), 5.02, 5.03, 5.04(e), 5.04(g), 5.05 or 5.06 of this Agreement, (ii) the Canadian Originator shall fail to perform or observe any term, covenant or agreement contained in Section 4.01(g), 4.01(i), 4.01(j)(iii) or 4.02 of the Canadian Receivables Sale Agreement; or (iii) the Seller, the Servicer, PolyOne (other than in its capacity as Servicer) or the Canadian Originator shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 3 Business Days after the earlier of (A) the date on which a Responsible Officer of PolyOne becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Seller by the Agent or any Purchaser; or
     (d) The Seller or PolyOne shall fail to pay any principal of, or premium or interest on, any of its Debt that is outstanding in a principal amount of at least $9,500, in the case of the Seller, and $15,000,000, in the case of PolyOne or the Canadian Originator, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) Any Purchase or any reinvestment pursuant to Section 2.07 shall for any reason (other than pursuant to the terms hereof) cease to create, or the Owners shall otherwise cease to hold, for any reason, a valid and perfected first priority ownership interest in the Purchased Property, including each applicable Pool Receivable and the Related Security and Collections with respect thereto; or
     (f) The Seller, the Servicer or the Canadian Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Servicer or the Canadian Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, arrangement or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Servicer or the Canadian Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

     (g) The Net Receivables Pool Balance shall be less than the Required Net Receivables Pool Balance for a period of 2 consecutive Business Days or more; or
     (h) Since December 31, 2006, there shall have been any Material Adverse Change (other than to the extent expressly set forth on Schedule V hereto or disclosed in any public filing prior to the date hereof with the Securities and Exchange Commission); or
     (i) Any provision of any Transaction Document shall for any reason cease to be a legal, valid and binding obligation of the Seller, the Servicer or the Canadian Originator, as applicable, or the Seller, the Servicer or the Canadian Originator, as applicable, shall so state in writing; or
     (j) A Change of Control shall occur;
     (k) The articles or by-laws of the Seller shall be amended, supplemented or otherwise modified without consent of the Agent;
     (l) On the date which is 60 days prior to the final maturity date of the 10 5/8% Senior Notes, the outstanding principal amount of the 10 5/8% Senior Notes is $40,000,000 or more;
     (m) Any Events of Termination (as defined in the U.S. RPA), shall occur and be continuing;
     (n) After the date hereof, any Purchaser, Owner or the Agent shall determine, acting reasonably, that it has or is deemed to have a permanent establishment within Canada solely or primarily as a result of the transactions contemplated hereby or any act or failure to act of the Seller, the Servicer or PolyOne Canada,
then, and in any such event, the Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to the Seller and the Servicer declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice, or both) described in subsection (f) of this Section 7.01, the Termination Date shall occur, and the Agent may replace the Servicer pursuant to Section 6.01. Upon any such occurrence of the Termination Date, the Agent and each Owner shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under any and all applicable laws, which rights shall be cumulative.
ARTICLE VIII
THE AGENT
     Section 8.01. Authorization and Action.
     Each Purchaser hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents and the other instruments and documents delivered pursuant hereto as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. The Agent agrees to give to each Purchaser copies of each notice (including, without limitation, each report and financial statement received hereunder or under any other Transaction Document) given to the Agent by the Seller, the Servicer or the Canadian Originator pursuant to the terms of this Agreement or any other Transaction Document. The Agent further agrees that the Required

Purchasers may compel the Agent to make any request that the Agent may but is not required to make hereunder.
     Section 8.02. Agent’s Reliance, Etc.
     Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as otherwise agreed by the Agent and any Owner, the Agent: (i) may consult with legal counsel (including counsel for the Seller, the Servicer or the Canadian Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Owner and shall not be responsible to any Owner for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto on the part of the Seller or the Canadian Originator or to inspect the property (including the books and records) of the Seller or the Canadian Originator; (iv) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Canadian Receivables Sale Agreement; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.
     Section 8.03. Citicorp and Affiliates.
     With respect to any Capital Investment owned by it, Citicorp shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not the Agent. Citicorp and its Affiliates may generally engage in any kind of business with the Seller or the Canadian Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or the Canadian Originator or any Obligor or any of their respective Affiliates, all as if Citicorp were not the Agent and without any duty to account therefor to the Purchasers.
     Section 8.04. Purchase Decisions.
     Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any of its Affiliates or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase an interest on the Purchased Property and make Capital Increases hereunder. Each Purchaser also acknowledges that it shall, independently and without reliance upon the Agent, any of its Affiliates or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

     Section 8.05. Indemnification.
     The Purchasers agree to indemnify the Agent (to the extent not promptly reimbursed by the Seller), ratably according to their respective Capital Investments at the relevant time (or, if no Capital Investments have been made at that time by them, ratably according to their respective Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or any action taken or omitted by the Agent under this Agreement or any other Transaction Document or any such instrument or document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Purchasers agree to reimburse the Agent, ratably according to their respective Capital Investments at the relevant time (or, if no Capital Investments have been made at that time by them, ratably according to their respective Commitments), promptly upon demand for any costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) payable by the Seller to the Agent under Section 11.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Seller.
     Section 8.06. Posting of Approved Electronic Communications.
     (a) Subject to Section 11.05 and certain limited exceptions in respect of which the Company has delivered prior written notice to the Agent, each of the Purchasers, the Servicer and the Seller agree, that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Purchasers by posting such Approved Electronic Communications on “e-Disclosure”, the Agent’s internet delivery system that is part of Fixed Income Direct, Global Fixed Income’s primary web portal, or successor electronic platform chosen by the Agent to be its internet delivery system (the “Approved Electronic Platform”).
     (b) Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Purchasers, the Servicer and the Seller acknowledges and agrees, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Purchasers, the Servicer and the Seller hereby approves, and the Servicer shall cause each other Originator to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
     (c) The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Communications.

ARTICLE IX
ASSIGNMENT OF RECEIVABLE INTERESTS
     Section 9.01. Purchaser’s Assignment of Rights and Obligations.
     (a) Each Purchaser may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Capital Investments made by it and the related rights in the Purchased Property); provided, however, that (i) each such assignment shall be a constant, and not a varying, percentage of such Purchaser’s rights and obligations under this Agreement and the Capital Investments made by it, (ii) in the case of any assignment by any Purchaser that is not assigning pursuant thereto all of its right and obligations under this Agreement, (A) the amount of the Commitment (determined as of the date of the applicable Assignment and Acceptance) being assigned pursuant to each such assignment shall be at least $5,000,000, or (B) the aggregate amount of all Commitments (determined as of the date of the applicable Assignments and Acceptances) being assigned by such Purchaser on such date to two or more Eligible Assignees that are Affiliates of each other shall be at least $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recording fee of $3,500 and (v) the consent of the Agent and the Seller (which consent shall not be unreasonably withheld or delayed and shall not be required at all following an Event of Termination) shall first have been obtained. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the later of (x) the date the Agent receives the executed Assignment and Acceptance and (y) the date of such Assignment and Acceptance, (1) the Assignee thereunder shall be a party hereto and shall have all the rights and obligations of a Purchaser hereunder and (2) the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment and acceptance, relinquish its rights and be released from its obligations under this Agreement.
     (b) By executing and delivering an Assignment and Acceptance, the assigning Purchaser and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Canadian Receivables Sale Agreement; (ii) the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or the Canadian Originator or the performance or observance by the Seller or the Canadian Originator of any of their respective obligations under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received copies of this Agreement and the other Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, any of its Affiliates, the assigning Purchaser or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto; (v) such Assignee confirms that it is an Eligible Assignee; (vi) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such Assignee appoints as its agent the Servicer from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related Contracts; and (viii) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Purchaser.
     (c) The Agent shall maintain at its office referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Purchasers and the Commitment of, and each Capital Investments made by, each Purchaser from time to time, which Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Purchasers and the Agent may treat each Person whose name is recorded in the Register as a Purchaser hereunder for all purposes of this Agreement. No Capital Investments, nor any Assignment and Acceptance, shall be effective unless it is entered in the Register in due course.
     (d) Upon its receipt of an Assignment and Acceptance executed by any assigning Purchaser and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Seller and the Servicer.
     (e) Each Purchaser may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including all its rights and obligations with respect to Capital Investment). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Transaction Documents, the consent to any departure by the Seller, the Servicer or the Canadian Originator therefrom, or to the exercising or refraining from exercising any powers or rights such Purchaser may have under or in respect of the Transaction Documents (including the right to enforce the obligations of the Seller, the Servicer or the Canadian Originator), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of Capital, Yield or fees) payable to such participant under the Transaction Documents, to which such participant would otherwise be entitled under such participation. In the event of the sale of any participation by any Purchaser, (w) such Purchaser’s obligations under the Transaction Documents shall remain unchanged, (x) such Purchaser shall remain solely responsible to the other parties for the performance of such obligations, (y) such Purchaser shall remain the holder of such Capital for all purposes of this Agreement and (z) the Seller, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.12(a), 2.13 and 2.14 as if it were a Purchaser; provided, however, that anything herein to the contrary notwithstanding, the Seller shall not, at any time, be obligated to make under Section 2.12(a), 2.13 or 2.14 to the participants in the rights and obligations of any Purchaser (together with such Purchaser) any payment in excess of the amount the Seller would have been obligated to pay to such Purchaser in respect of such interest had such participation not been sold.

ARTICLE X
INDEMNIFICATION
     Section 10.01. Indemnities.
     Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, the Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable legal fees and expenses on a full indemnity basis) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, one or more of the following: (a) this Agreement or any other Transaction Document or any other agreement or document delivered or to be delivered in connection with this Agreement; (b) the use of proceeds of any Purchase or reinvestment or Capital Increase; (c) the interest of any Owner in any Receivable, any Contract or any Related Security; or (d) any transaction contemplated by this Agreement or any other Transaction Document or any other agreement or document delivered or to be delivered in connection with this Agreement; excluding, however, Indemnified Amounts to the extent resulting from either (x) the gross negligence or willful misconduct on the part of such Indemnified Party, or (y) the failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts. Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:
     (i) any Receivable becoming a Pool Receivable which is not at the date of the initial creation of an interest therein hereunder an Eligible Receivable;
     (ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Seller Report or Receivables Report or other document delivered or to be delivered in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or any Related Security with respect thereto, including Privacy Laws (as defined in the Canadian Receivables Sale Agreement); or the failure of any Pool Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;
     (iv) the failure to vest in the Agent on behalf of the Owners a first priority perfected ownership interest in each Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim; or the failure of the Seller to have obtained a first priority perfected ownership interest in the Pool Receivables and the Related Security and Collections with respect thereto Transferred or purported to be Transferred to the Seller under the Canadian Receivables Sale Agreement, free and clear of any Adverse Claim;

     (v) the failure of the Seller to have filed, or any delay by the Seller in filing, financing statements or other similar instruments or documents under the PPSA or other applicable laws with respect to any Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time unless such failure results directly and solely from the Agent’s failure to take appropriate action;
     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable in, or purported to be in, the Receivables Pool (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;
     (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;
     (viii) any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;
     (ix) the commingling by the Seller of Collections of Pool Receivables at any time with other funds;
     (x) any action or omission by the Seller, reducing or impairing the rights of any Owner under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Pool Receivable;
     (xi) any cancellation or modification of a Pool Receivable, the related Contract or any Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise;
     (xii) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or any Contract or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, any Receivable, the related Contract or Related Security;
     (xiii) the existence of any Adverse Claim against or with respect to any Pool Receivable, the related Contract or the Related Security or Collections with respect thereto;
     (xiv) any failure by the Seller to pay when due any taxes, including without limitation sales, excise, GST, PST or other personal property taxes, payable by the Seller in connection with any Receivable or the related Contract or any Related Security with respect thereto;
     (xv) any claim brought by any Person other than an Indemnified Party arising from any activity of the Seller in servicing, administering or collecting any Pool Receivable;

     (xvi) any failure by any Lock-Box Bank to comply with the terms of the Lock-Box Agreement to which it is a party;
     (xvii) any present or future Taxes, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Purchased Property, the financing of such purchase or ownership by the Owners or any other Indemnified Party or the servicing of the Pool Receivables, including without limitation, any withholding taxes that are imposed by Canada or any political subdivision thereof on any Indemnified Party or that are withheld from any Collections or other payments made hereunder, and any Taxes that are imposed on any Indemnified Party as a result of such Indemnified Party acquiring a permanent establishment in Canada as a result of the transactions contemplated hereby or by the Canadian Receivables Sale Agreement; or
     (xviii) to the extent not covered by the foregoing clauses, the occurrence and continuance of any Event of Termination other than an Event of Termination arising under Section 7.01(f).
     Section 10.02. Currency
     (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Dollar Equivalent.
     (b) The obligations of the Seller in respect of any sum due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.
ARTICLE XI
MISCELLANEOUS
     Section 11.01. Amendments, Etc.
     No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Agent and the Required Purchasers and, in the case of any such amendment, the Seller and the Servicer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

     (a) without the prior written consent of each Purchaser,
     (i) amend the definitions of “Eligible Receivable”, “Net Receivables Pool Balance”, “Required Net Receivables Pool Balance”, “Reserve Percentage”, “Required Purchasers” or “Super-Majority Purchasers”, or
     (ii) amend, modify or waive any provision of this Agreement in any way which would
     (A) reduce the amount of a Capital Investment or Yield that is payable on account of any Capital Investment or delay any scheduled date for payment thereof or change the order of application of Collections to the payment thereof, or
     (B) impair any rights expressly granted to such Purchaser or such Owner under this Agreement, or
     (C) reduce fees payable by the Seller to or for the account of such Purchaser hereunder or delay the dates on which such fees are payable, or
     (iii) amend or waive the Event of Termination contained in Section 7.01(f) relating to the bankruptcy of the Seller, the Servicer, or the Canadian Originator, or amend or waive the Event of Termination contained in Section 7.01(g) relating to the Net Receivables Pool Balance, or
     (iv) change the percentage of Commitments, or the number of Owners or Purchasers, which shall be required for the Purchasers or any of them to take any action hereunder, or
     (v) amend this Section 11.01, or
     (vi) extend the Commitment Termination Date, or
     (vii) increase the amount of the Total Commitment;
     (b) without the consent of the applicable Purchaser, increase the Commitment of such Purchaser, subject such Purchaser to any additional obligations, or decrease the ownership interest of such Purchaser in the Purchased Property; and
     (c) without the prior written consent of the Super-Majority Purchasers, amend Section 5.07(b) or the definition of “Total Excess Availability” or “Receivables Excess Availability”,
provided, however, that the Agent shall not, without the prior written consent of the Required Purchasers, either agree to any amendment or waiver of any provision of the Intercreditor Agreement or consent to any departure from the Intercreditor Agreement by any party thereto, and provided further, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Purchasers required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Transaction Documents, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Purchaser in addition to the Purchasers required above to take such action, affect the rights or duties of the Swing Purchaser under this Agreement or the other Transaction Documents.

          (d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Purchasers, the consent of Required Purchasers is obtained but the consent of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained as described in this being referred to as a “Non-Consenting Purchaser”), then, as long as the Purchaser acting as the Agent is not a Non-Consenting Purchaser, at the Seller’s request, any Eligible Assignee acceptable to the Agent shall have the right with the Agent’s consent and in the Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Purchaser, and such Non-Consenting Purchaser agrees that it shall, upon the Agent’s request, sell and assign to the Purchaser acting as the Agent or such Eligible Assignee, all of the Commitments, Capital Investments and interests in the Purchased Property of such Non-Consenting Purchaser for an amount equal to the Capital Investment represented by the interest held by the Non-Consenting Purchaser and all accrued and unpaid Yield and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (x) the Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Agent and the Seller whereby such Eligible Assignee shall agree to be bound by the terms hereof, (y) such Non-Consenting Purchaser shall have received payments of all interests held by it in the Purchased Property and all accrued and unpaid Yield and fees with respect thereto through the date of the sale and (z) such purchase and sale has been recorded in the Register maintained by the Agent. Each Purchaser agrees that, if it becomes a Non-Consenting Purchaser, it shall execute and deliver to the Agent an Assignment and Acceptance to evidence such sale and purchase subject to such Assignment and Acceptance; and provided, further, however, that the failure of any Non-Consenting Purchaser to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.
          (e) No failure on the part of any Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Without limiting the foregoing, each Purchaser is hereby authorized by the Seller upon the occurrence and during the continuance of an Event of Termination, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Purchaser to or for the credit or the account of the Seller against any and all of the obligations of the Seller now or hereafter existing under this Agreement to such Purchaser or, if such Purchaser is Citicorp, to the Agent or any Affiliate thereof, irrespective of whether or not any formal demand shall have been made under this Agreement and although such obligations may be unmatured. Each Purchaser agrees promptly to notify the Seller after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Purchaser under this Section 11.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Purchaser may have.
     Section 11.02. Notices, Etc.
     All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including electronic mail), (i) to each of the Seller, the Servicer, the Agent and the Initial Purchasers, at its address set forth under its name on the signature pages hereof, (ii) to each Purchaser other than the Initial Purchasers, at its address specified on the Assignment and Acceptance pursuant to which it became a Purchaser hereunder or (iii) to any party hereto at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein. All such notices and communications shall be effective when received.

     Section 11.03. Binding Effect; Assignability.
     This Agreement shall be binding upon and inure to the benefit of the Seller, PolyOne, the Agent, the Swing Purchaser and each Purchaser and their respective successors and assigns, except that neither the Seller nor PolyOne (other than in its capacity as Servicer hereunder) shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Purchasers. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date, as no Capital Investment or any obligation of the Seller, PolyOne, the Canadian Originator or the Servicer under any Transaction Document shall be outstanding; provided, however, that rights and remedies with respect to the provisions of Sections 2.12, 2.13, 2.14, 10.01, 11.04, 11.06, and 11.07 shall be continuing and shall survive any termination of this Agreement.
     Section 11.04. Costs and Expenses.
     The Seller agrees to pay, upon receipt of a written invoice, all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Receivables) of, and searches and filings in respect of, this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and disbursements of (a) on a full indemnity basis, counsel for the Agent with respect thereto and advising the Agent as to its rights and remedies hereunder and (b) internal and external auditors. The Seller further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and disbursements on a full indemnity basis), of each Owner, the Agent or any Affiliate thereof, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered in connection herewith or therewith. Each written invoice shall set forth the basis therefor in reasonable detail and shall be conclusive and binding absent manifest error.
     Section 11.05. Confidentiality.
     (a) The Seller, the Servicer, PolyOne, the Purchasers and the Agent hereby agree that each of the Servicer, PolyOne, the Seller, the Purchasers and the Agent (and each of their respective, and their respective Affiliates, employees, officers, directors, agents and advisors) is, and has been from the commencement of discussions with respect to the receivables program established hereunder, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the receivables program established hereunder, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Servicer, PolyOne, the Seller, such Purchasers or the Agent related to such structure and tax aspects. In this regard, each of the Servicer, PolyOne, the Seller, the Purchasers and the Agent acknowledges and agrees that its disclosure of the structure or tax aspects of the receivables program established hereunder is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Servicer, PolyOne, the Seller, the Purchasers and the Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the receivables program established hereunder is limited in any other manner (such as where the receivables program established hereunder is claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the receivables program established hereunder by the Servicer, PolyOne, the Seller, the Agent or the Purchasers is limited by any existing agreement between the Servicer, PolyOne, the Seller, the Agent or the Purchasers, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the receivables program established hereunder as provided in this clause (a).
     (b) Subject to clause (a) of this Section 11.05, neither the Agent nor any Purchaser may disclose to any Person any confidential, proprietary or non-public information of the Canadian Originator or the Seller furnished to the Agent or the Purchasers by either the Canadian Originator or the Seller (such information being referred to collectively herein as the “Originator’s Information”), except that each of the Agent and each of the Purchasers may disclose the Canadian Originator’s Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Canadian Originator’s Information and instructed to keep the Canadian Originator’s Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) if reasonably necessary in connection with the exercise of any remedies hereunder or under any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.05 to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) to the extent the Canadian Originator’s Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 11.05 by the Agent or such Purchaser, or (B) is or becomes available to the Agent or such Purchaser on a non-confidential basis from a source other than the Canadian Originator, the Servicer, PolyOne or the Seller, and (viii) with the prior written consent of the Servicer, PolyOne or the Seller.
     (c) Subject to clause (a) of this Section 11.05, none of the Servicer, PolyOne or the Seller may disclose to any Person the amount or terms of any fees payable to the Agent or any Purchaser (such information being collectively referred to herein as the “Program Information”), except that the Servicer, PolyOne or the Seller may disclose the Program Information (i) to its and its respective Affiliates’ employees, officers, directors, agents and advisors who have a need to know the Program Information in connection with this Agreement and the transactions contemplated hereby or (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process.
     Section 11.06. Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN.
     Section 11.07. Jurisdiction, Etc.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto hereby agrees that service of process in any such action or proceeding may be effected by mailing a summons and complaint to it at its address specified in Section 11.02 by registered mail, return receipt requested, or in any other manner permitted by applicable law.

Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 11.08. Execution in Counterparts.
     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
     Section 11.09. Intent of the Parties.
     (a) It is the intention of the parties hereto that each Purchase and reinvestment shall convey to the Agent on behalf of the Owners, a 100% ownership interest in the Pool Receivables and the Related Security and Collections in respect thereof and that such transaction shall constitute a purchase and sale and not a secured loan for all purposes.
     (b) In addition to any ownership interest which the Agent or any Owner may from time to time acquire pursuant hereto and without limiting the foregoing, the Seller hereby grants to the Agent for the benefit of itself and each such Owner a valid and perfected security interest in all of the Seller’s right, title and interest in, to and under any Pool Receivables and the Related Security and Collections in respect thereof and any cash collateral under this Agreement not sold hereunder, free and clear of Adverse Claims and to secure the prompt and complete payment of all amounts payable hereunder by the Seller (in any capacity hereunder), including fees and indemnity payments. After the occurrence and during the continuation of an Event of Termination, the Agent and the Owners shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the PPSA and other applicable law, which rights and remedies shall be cumulative.
     Section 11.10. Entire Agreement.
     This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.
     Section 11.11. Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 11.12. No Liability of Syndication Agent.
     The Syndication Agent in its capacity as such shall not have any duties or responsibilities or shall incur any liability under this Agreement or any of the other Transaction Documents.
     Section 11.13. Waiver of Jury Trial.
     Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents, the Purchases or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

POLYONE FUNDING CANADA CORPORATION, as Seller
By:
	Name:	John Rastetter
	Title:	President

Address:	940 Chippawa Creek Road
P.O. Box 1026
Niagara Falls, Ontario
Canada L2E 6V9

Attention:	President

Telephone No.:	(440) 930-3105
Telecopier No.:	(440) 930-1839
e-mail:	John.Rastetter@Polyone.com
[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

POLYONE CORPORATION, as Servicer
By:
	Name:	John Rastetter
	Title:	Treasurer

Address:	33587 Walker Road
Avon Lake, Ohio 44012

Attention:	Treasurer

Telephone No.:	(440) 930-3105
Telecopier No.:	(440) 930-1839
e-mail:	John.Rastetter@Polyone.com
[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

AGENT CITICORP USA, INC., as Agent
By:
	Name:	David Jaffe
	Title:	Vice President/Director

Address:	388 Greenwich Street
19th Floor
New York, New York 10013

Attention:	David Jaffe

Telephone No.:	(212) 816-2329
Telecopier No.:	(212) 816-2613
e-mail:	david.jaffe@citigroup.com
[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

SYNDICATION AGENT NATIONAL CITY BUSINESS CREDIT, INC., as Syndication Agent
By:
Name:
Title:

Address:	1965 East 6th Street,
Suite 400
Cleveland, Ohio, 44114

Attention:

	Telephone No.:	(216) 222-9918
	Telecopier No.:	(216) 222-9555
e-mail:
[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

PURCHASERS:

CITICORP USA, INC.,
as Agent

By:

Name:	David Jaffe
Title:	Vice President/Director

Address:	388 Greenwich Street
19th Floor
New York, New York 10013

Attention:	David Jaffe

Telephone No.:	(212) 816-2329
Telecopier No.:	(212) 816-2613
e-mail:	david.jaffe@citigroup.com

NATIONAL CITY BUSINESS CREDIT, INC.,
as an Initial Purchaser

By:

Name:
Title:

Address:	1965 East 6th Street
Suite 400
Cleveland, Ohio 44114

Attention:

Telephone No.:
Telecopier No.:
e-mail:
[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

WEBSTER BUSINESS CREDIT CORPORATION
as an Initial Purchaser

By:

Name:
Title:

Address:	One State Street
New York, New York 10004

Attention:

Telephone No.:

Telecopier No.:

e-mail:

[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

BANK OF AMERICA, N.A.,
as an Initial Purchaser

By:

Name:
Title:

Address:	200 Glastonbury Blvd Glastonbury, CT 06033

Attention:

Telephone No.:

Telecopier No.:

e-mail:

with a copy to:

Address:	200 Glastonbury Blvd
Glastonbury, CT 06033

Attention:

Telephone No.:

Telecopier No.:

e-mail:

[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

PNC BANK, N.A.,
as an Initial Purchaser

By:

Name:
Title:

Address:	1600 Market Street
31st Floor
Philadelphia, Pennsylvania 19103

Attention:

Telephone No.:

Telecopier No.:

e-mail:

[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

THE CIT GROUP/BUSINESS CREDIT, INC.,
as an Initial Purchaser

By:

Name:
Title:

Address :	1211 Avenue of the Americas
New York, New York 10036

Attention:

Telephone No.:

Telecopier No.:

e-mail:

[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION,
as an Initial Purchaser

By:

Name:
Title:

Address:	U.S. Bank Business Credit
425 Walnut Street
14th Floor
CN-OH-W14S
Cincinnati, Ohio 45202

Attention:

Telephone No.:

Telecopier No.:

e-mail:

[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business
Financial Services, Inc.
as an Initial Purchaser

By:

Name:
Title:

Address:	225 Liberty Street
5th Floor
New York, New York 10281

Attention:

Telephone No.:

Telecopier No.:

e-mail:

[CANADIAN RECEIVABLES PURCHASE AGREEMENT]

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE

Dated as of                     , 20
     Reference is made to the Canadian Receivables Purchase Agreement dated as of July        , 2007 (said Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified, being the “Canadian Receivables Purchase Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the servicer (the “Servicer”), the banks and other financial institutions listed on the signature pages of the Canadian Receivables Purchase Agreement as purchasers, CITICORP USA, INC., a Delaware corporation, as administrative agent (the “Agent”) for the Purchasers and the other Owners (each as defined in the Canadian Receivables Purchase Agreement), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as the syndication agent. Unless otherwise defined herein, terms defined in the Canadian Receivables Purchase Agreement are used herein as therein defined.
                         (the “Assignor”) and                      (the “Assignee”) agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, [all of] [an interest in] the Assignor’s rights and obligations under the Canadian Receivables Purchase Agreement equal to the amounts specified on Section 1 of Schedule I hereto. The Commitment and principal amount of the Capital Investments assigned to the Assignee are set forth in Section 1 of such Schedule I and the Commitment and principal amount of the Capital Investments retained by the Assignor after giving effect to such sale and assignment are set forth in Section 2 of such Schedule I.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest in the Canadian Receivables Purchase Agreement being assigned by it hereunder and that such interest is free and clear of any Adverse Claim created by it; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Canadian Receivables Purchase Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Canadian Receivables Purchase Agreement or any other Transaction Document or any such other instrument or document furnished pursuant thereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created under the Canadian Receivables Purchase Agreement or under the Canadian Receivables Sale Agreement; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or the Canadian Originator or the performance or observance by the Seller or the Canadian Originator of any of their respective obligations under the Canadian Receivables Purchase Agreement or any other Transaction Document or any other instrument or document furnished pursuant thereto.
     3. The Assignee (i) confirms that it has received a copy of the Canadian Receivables Purchase Agreement and the other Transaction Documents together with such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Assignment and Acceptance and to purchase the interest being purchased by it hereunder; (ii) agrees that it will, independently and without reliance upon the Agent, any of its Affiliates, the Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Canadian Receivables Purchase Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant thereto; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Canadian Receivables Purchase Agreement and the other Transaction Documents and any other instrument or document furnished pursuant thereto as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) appoints as its agent the Servicer from time to time designated pursuant to Section 6.01 of the Canadian Receivables Purchase Agreement to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related Contracts; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Canadian Receivables Purchase Agreement are required to be performed by it as a Purchaser; (vi) confirms that it is an Eligible Assignee under and as defined in the Canadian Receivables Purchase Agreement; (vii) agrees that it will not institute against the assigning Purchaser or any other Purchaser any proceeding of the type referred to in Section 7.01(f) of the Canadian Receivables Purchase Agreement as long as any promissory notes issued by such Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such promissory notes shall have been outstanding; and (viii) specifies as its address and telecopier number for notices the office and telecopier number set forth beneath its name on the signature pages hereof.
     4. Following the execution of this Assignment and Acceptance, the parties hereto shall promptly deliver such Assignment and Acceptance to the Agent for acceptance and recording by the Agent and to the Seller. The effective date for this Assignment and Acceptance shall be the later of (i) the date the Agent receives this Assignment and Acceptance executed by the parties hereto and (ii) the date of this Assignment and Acceptance (the “Effective Date”).
     5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Canadian Receivables Purchase Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Purchaser thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Canadian Receivables Purchase Agreement.

     6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Canadian Receivables Purchase Agreement in respect of the interest assigned hereby (including, without limitation, all payments of Capital, Yield and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Canadian Receivables Purchase Agreement for periods prior to the Effective Date directly between themselves.
     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the Province of Ontario.

[NAME OF ASSIGNOR]
By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title:

[Address, telephone number and telecopier number
and e-mail address]
Attention:
Accepted this        day
of                            , 20

CITICORP USA, INC., as Agent
By:
Name:
Title:

Accepted this        day
of                            , 20

POLYONE FUNDING CANADA CORPORATION, as Seller
By:
Name:
Title:

SCHEDULE I
TO
ASSIGNMENT AND ACCEPTANCE

Section 1

Percentage of aggregate Commitments assigned to Assignee:		%

Aggregate Commitments assigned to Assignee:	$

Aggregate Outstanding Principal Amount of Capital Investments Assigned to Assignee:	$

Section 2

Percentage of aggregate Commitments retained by Assignor:		%

Aggregate Commitment retained by Assignor:	$

Aggregate Outstanding Principal Amount of Capital Investment retained by Assignor:	$

EXHIBIT B-1
FORM OF
SELLER REPORT
Date:                                , 20
     Reference is made to the Canadian Receivables Purchase Agreement dated as of July      , 2007 (said Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified, being the “Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the servicer (the “Servicer”), the banks and other financial institutions listed on the signature pages of the Agreement as purchasers, CITICORP USA, INC., a Delaware corporation, as administrative agent (the “Agent”) for the Purchasers and the other Owners (each as defined in the Agreement), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as the syndication agent. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.
     The undersigned hereby certifies to the Agent that, as of the close of business on the date set forth above: (i) [s]he is the [title] of the Seller; (ii) the information contained in Exhibit A to this Seller Report is true and correct in all material respects; and (iii) the information contained in Exhibit A to this Seller Report does not contain any untrue statement of a material fact and does not omit to state, as of the date hereof and as of the date so furnished, a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they are made, not misleading.
     The undersigned hereby acknowledges that the Capital Investments by the Purchasers are based upon the Purchasers’ reliance on the information contained herein and all representations and warranties with respect to Receivables in the Agreement and the other Transaction Documents are applicable to the Receivables included in this Certificate. The reliance by the Purchasers or the Agent on this Certificate shall not be deemed to limit the right of the Agent to establish or revise criteria of eligibility or reserves in accordance with the Agreement.
     As of the date of this Seller Report, no Potential Event of Termination or Event of Termination exists or has occurred and is continuing.

POLYONE FUNDING CANADA CORPORATION
By:
Name:
Title:

B-1-1

EXHIBIT A to
SELLER’S REPORT

Date: , 20	Number: [ ]

Net Receivables Pool Balance

1	Total Pool Receivables as of [date of prior report]	$

2	Less: Collections	–

3	Less: Credits and Adjustments	–

4	Add: Debits	+

5	Add: New sales since date of prior Report	+

6	Current total of all Pool Receivables as of , 20	$

7	Net Receivables Pool Balance (Schedule 1)	$

Reconciliation of Capital Investments[1]

8	Principal amount of outstanding Capital Investments as of [date of prior report]	$

9	Less: Net cash Collections since [date of prior report]	–

10	Add: Capital Investments made since [date of prior report]	+

11	Current principal amount of outstanding Capital Investments	$

12	Unused Net Receivables Pool Balance (line 7 minus line 11)	$

Aging of Receivables

PolyOne Canada Inc.
Current	$

< 30 days past due	$

31—60 days past due	$

61—90 days past due	$

> 90 days past due	$

Pre-Season Deferred	$

Over/underpayments	$

Total	$

[1]	Includes Purchases and Reimbursement Obligations.

B-1-2

Schedule 1 to
Seller Report
Net Receivables Pool Balance
as of           , 20

1	Total Receivables as of [date of prior report]	$

2	> 60 days past due; or > 90 days from invoice date	$

3	> 120 days past invoice date for extended terms	–

4	Terms >= 90 days	–

5	Claims / disputes	–

6	Subject to Adverse Claim	–

7	Bill-and-hold invoices	–

8	Progress billing	–

9	Bankrupt customers (< 60 days past due portion)	–

10	Customer deductions	–

11	Credits in past due	–

12	Cross-aged at 50%	–

13	Credit balance reclass	–

14	Credits applied to past dues	–

15	Intercompany / Affiliates (< 60 days past due portion)	–

16	Customer rebate reserve	–

17	Excess concentration reserve	–

18	Promissory note	–

19	Contras	–

20	Government Receivables	–

21	Foreign receivables (ex permitted Canada) (< 60 days past due portion)	–

22	Foreign currency	–

23	Other reserves and reductions	–

24	Total Ineligible	$

25	Net Eligible Receivables	$

26	Advance Rate (100% - Reserve Percentage)	×	85%

27	Net Receivables Pool Balance — Domestic	$

B-1-3

EXHIBIT B-2
FORM OF
RECEIVABLES REPORT
Date:                                , 20
     Reference is made to the Canadian Receivables Purchase Agreement dated as of July           , 2007 (said Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified, being the “Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the servicer (the “Servicer”), the banks and other financial institutions listed on the signature pages of the Agreement as purchasers, CITICORP USA, INC., a Delaware corporation, as administrative agent (the “Agent”) for the Purchasers and the other Owners (each as defined in the Agreement), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as the syndication agent. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.
     The undersigned hereby certifies to the Agent that, as of the close of business on the date set forth above: (i) [s]he is the [title] of the Servicer; (ii) the information contained in Exhibit A to this Receivables Report is true and correct in all material respects; and (iii) the information contained in Exhibit A to this Receivables Report does not contain any untrue statement of a material fact and does not omit to state, as of the date hereof and as of the date so furnished, a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they are made, not misleading.
     The undersigned hereby acknowledges that the Capital Investments by the Purchasers are based upon the Purchasers’ reliance on the information contained herein and all representations and warranties with respect to Receivables in the Agreement and the other Transaction Documents are applicable to the Receivables included in this Certificate. The reliance by the Purchasers or the Agent on this Certificate shall not be deemed to limit the right of the Agent to establish or revise criteria of eligibility or reserves in accordance with the Agreement.
     As of the date of this Receivables Report, no Potential Event of Termination or Event of Termination exists or has occurred and is continuing.

POLYONE CORPORATION
By:
Name:
Title:

B-2-1

EXHIBIT A
to
RECEIVABLES REPORT

Date: , 20	Number: [ ]
Net Receivables Pool Balance

1 Total Pool Receivables as of [date of prior report]	$

2 Less: Collections		—

3 Less: Credits and Adjustments		—

4 Add: Debits		+

5 Add: New sales since date of prior Report		+

6 Current total of all Pool Receivables as of , 20	$

7 Net Receivables Pool Balance (Schedule 1)	$

Reconciliation of Capital Investments1

8 Principal amount of outstanding Capital Investments as of [date of prior report]	$

9 Less: Net cash Collections since [date of prior report]		—

10 Add: Capital Investments made since [date of prior report]		+

11 Current principal amount of outstanding Capital Investments	$

12 Unused Net Receivables Pool Balance (line 7 minus line 11)	$

[1]	Includes Purchases and Reimbursement Obligations.

B-2-2

Schedule 1 to
Receivables Report
Net Receivables Pool Balance
as of                     , 20

1 Total Receivables as of [date of prior report]	$

2 > 60 days past due; or > 90 days from invoice date	$

3 > 120 days past invoice date for extended terms		—

4 Terms >= 90 days		—

5 Claims / disputes		—

6 Subject to Adverse Claim		—

7 Bill-and-hold invoices		—

8 Progress billing		—

9 Bankrupt customers (< 60 days past due portion)		—

10 Customer deductions		—

11 Credits in past due		—

12 Cross-aged at 50%		—

13 Credit balance reclass		—

14 Credits applied to past dues		—

15 Intercompany / Affiliates (< 60 days past due portion)		—

16 Customer rebate reserve		—

17 Excess concentration reserve		—

18 Promissory note		—

19 Contras		—

20 Government Receivables		—

21 Foreign receivables (ex permitted Canada) (< 60 days past due portion)		—

22 Foreign currency		—

23 Other reserves and reductions		—

24 Total Ineligible	$

25 Net Eligible Receivables	$

26 Advance Rate (100% — Reserve Percentage)			×	85%

27 Net Receivables Pool Balance — Domestic	$

B-2-3

EXHIBIT C
FORM OF
LOCK-BOX AGREEMENT
[The form of Lock-Box Agreement is to be created post-signing and to be in form and substance acceptable to the Agent]

C-1

EXHIBIT D
FORM OF
CANADIAN RECEIVABLES SALE AGREEMENT
See attached Exhibit 10.4.

D-1

EXHIBIT E
FORM OF
CANADIAN CONSENT AND AGREEMENT
See Attached.

E-1

Exhibit E
CANADIAN

CONSENT AND AGREEMENT

Dated: July      , 2007
PolyOne Canada Inc.
     940 Chippawa Creek Road
     P.O. Box 1026
     Niagara Falls, Ontario
     Canada L2E 6V9
Attention: Treasurer
Ladies and Gentlemen:
          Reference is made to that certain Canadian Receivables Sale Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Canadian Receivables Sale Agreement”), among PolyOne Canada Inc. (“PolyOne” the “Seller” or “you”), PolyOne Funding Canada Corporation (together with its successors and assigns, the “Buyer” or “us”) and PolyOne Corporation, as the Buyer’s Servicer. Capitalized terms used in this Canadian Consent and Agreement (this “Agreement”) but not otherwise defined herein shall have the meanings ascribed to such terms in the Canadian Receivables Sale Agreement.
          We hereby notify you that we have sold and assigned to Citicorp USA, Inc., as administrative agent (together with its successors and assigns from time to time, the “Agent”) for the benefit of itself and the other Purchasers, and their respective affiliates, assigns and participants from time to time (collectively the “Owners”), and each other Indemnified Party from time to time, all of our right, title and interest in and to the following (collectively the “Assigned Rights”):
          (a) the Canadian Receivables Sale Agreement, including, without limitation:
     (i) all rights to receive moneys due and to become due under or pursuant to the Canadian Receivables Sale Agreement;
     (ii) all rights to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Canadian Receivables Sale Agreement;
     (iii) claims for damages arising out of or for breach of or default under the Canadian Receivables Sale Agreement; and

     (iv) the right to perform under the Canadian Receivables Sale Agreement and to compel performance and otherwise exercise all remedies thereunder; and
          (b) all proceeds of any and all of the foregoing Assigned Rights (including, without limitation, proceeds which constitute property of the types described in clause (a) above).
          In connection with the sale and assignment described above, we hereby irrevocably instruct the Seller, and by the Seller’s execution in the space provided on the last page hereof the Seller hereby agrees for the benefit of the Agent, the Owners and the Indemnified Parties as follows:
     (1) The Seller shall make all payments to be made by it to the Buyer under or in connection with the Canadian Receivables Sale Agreement directly to the Agent by payment to the account (account number 30537802, ABA 021000089, Reference: CUSA f/a/o PolyOne Concentration) of the Agent maintained at the office of Citibank, N.A. at 399 Park Avenue, New York, New York 10043, Attention: Hien Nugent, or otherwise in accordance with the instructions of the Agent.
     (2) All payments to be made by the Seller to the Buyer under or in connection with the Canadian Receivables Sale Agreement shall be made by the Seller irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off (including, without limitation, any counterclaim, defense, recoupment or set-off under or otherwise in respect of the Canadian Subordinated Notes), and shall be final, and the Seller will not seek to recover from the Agent, any Owner or any Indemnified Party for any reason any such payment once made.
     (3) The Agent shall be entitled, as and to the extent agreed among the Buyer, the Owners and the Agent, to exercise any and all of the Buyer’s rights and remedies as the Buyer under the Canadian Receivables Sale Agreement, including, without limitation, the Buyer’s right to make requests, demands for payment and other demands, determinations and designations, to amend, supplement or modify, to give consents or waivers, and to deliver notices to the Seller, and to receive notices, requests, reports and other information to be delivered by the Seller, from time to time thereunder; and the Seller shall in all respects comply with and perform in respect of such exercise. Neither the Agent nor any Owner nor any Indemnified Party shall have any obligation or liability with respect to any of the Buyer’s obligations under the Canadian Receivables Sale Agreement in the absence of its gross negligence or willful misconduct.
     (4) The Agent shall be authorized to file, at any time and from time to time, one or more financing statement amendments that assign the financing statements that are referred to in Section 2.01(c) of the Canadian Receivables Sale Agreement or that otherwise cover the Receivable Assets to the Agent.

2

          In order to induce the Owners to purchase interests from time to time in Pool Receivables, by execution of this Agreement, the Seller hereby acknowledges and agrees:
     (i) On the date hereof, the Seller hereby reaffirms for the benefit of the Agent, the Owners and the Indemnified Parties the representations and warranties made by it in Section 3.01 of the Canadian Receivables Sale Agreement.
     (ii) The Canadian Receivables Sale Agreement is (A) the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, in each case except as may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity, and (B) in full force and effect, and is not subject to any dispute, offset, counterclaim or defense whatsoever.
     (iii) The Seller will, at its expense, (A) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Canadian Receivables Sale Agreement, (B) maintain the Canadian Receivables Sale Agreement in full force and effect, (C) enforce the Canadian Receivables Sale Agreement in accordance with its terms, (D) take all such action to such end as may be from time to time reasonably requested by the Agent, and (E) make to any party to the Canadian Receivables Sale Agreement such demands and requests for information and reports or for action as it is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.
     (iv) The Seller will promptly and in any event within one (1) Business Day after its delivery or receipt thereof, deliver to the Agent copies of all financial statements, reports, notices, statements and other documents and information delivered or received by the Seller from time to time under or in connection with the Canadian Receivables Sale Agreement.
     (v) The Seller will not (A) cancel or terminate the Canadian Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (B) amend or otherwise modify any term or condition of the Canadian Receivables Sale Agreement or give any consent, waiver or approval thereunder, (C) waive any material default under or material breach of the Canadian Receivables Sale Agreement or (D) take any other action under the Canadian Receivables Sale Agreement not required by the terms thereof, in each case, that would impair the value of any Receivables or the rights or interests of the Buyer thereunder or the rights or interests of the Agent, the Owners or the Indemnified Parties hereunder or thereunder.

3

          In order to induce the Owners to purchase interests from time to time in Pool Receivables, by execution of this Agreement, Seller hereby further acknowledges and agrees to cause the Buyer to take or refrain from taking, as applicable, any of the actions set forth in clauses (i) through (v) immediately above with respect to the Canadian Receivables Sale Agreement.
          Upon your execution in the space provided below, this Canadian Consent and Agreement shall be binding upon you and your respective successors, and shall inure to the benefit of the Agent, the Owners and the Indemnified Parties and their respective successors, transferees and assigns from time to time. This Canadian Consent and Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario.
[Remainder of page intentionally left blank.]

4

          Please consent to the sale and assignment described in the first paragraph hereof, and agree to the provisions of this Canadian Consent and Agreement, by signing in the space provided below on two of the enclosed copies hereof and sending both signed copies to the Agent at its address at 388 Greenwich Street, 19th Floor, New York, New York 10013, Attention: David Jaffe.

Very truly yours, POLYONE FUNDING CANADA CORPORATION, as Buyer
By:
	Name:	John Rastetter
	Title:	President

The undersigned hereby consents to the sale and assignment described above and agrees to the above provisions as of the date first above written: POLYONE CANADA INC.
By:
	Name:	John Rastetter
	Title:	Treasurer

[CANADIAN CONSENT AND AGREEMENT]

EXHIBIT F
FORM OF
NOTICE OF PURCHASE
Dated as of                      , 20
Citicorp USA, Inc.,
     as Agent
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention: David Jaffe
Re: PolyOne Funding Canada Corporation
Ladies and Gentlemen:
          Reference is made to the Canadian Receivables Purchase Agreement dated as of July       , 2007 (said Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified, being the “Canadian Receivables Purchase Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the servicer (the “Servicer”), the banks and other financial institutions listed on the signature pages of the Canadian Receivables Purchase Agreement as purchasers, CITICORP USA, INC., a Delaware corporation, as administrative agent (the “Agent”) for the Purchasers and the other Owners (each as defined in the Canadian Receivables Purchase Agreement), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as the syndication agent. Unless otherwise defined herein, terms defined in the Canadian Receivables Purchase Agreement are used herein as therein defined.
          The Seller hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Canadian Receivables Purchase Agreement that the Seller hereby requests a Purchase or Capital Increase under the Canadian Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Purchase or Capital Increase (the “Proposed Purchase”) as required by Section 2.02(a) of the Canadian Receivables Purchase Agreement:
(i)	The requested aggregate amount of such Proposed Purchase is $ .

(ii)	The requested Business Day of such Proposed Purchase is , 20 .

(iii)	The Proposed Purchase shall initially bear Yield based on the Citicorp [LIBO Rate][Base Rate].

F-1

          The undersigned Seller hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Purchase, before and after giving effect to the Proposed Purchase and to the application of the proceeds therefrom:
          (A) The representations and warranties contained in Article IV of the Canadian Receivables Purchase Agreement and in Article III of the Canadian Receivables Sale Agreement are correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, other than any such representations and warranties that, by their terms, refer to a specific date other than the date hereof, in which case such representations and warranties shall have been true and correct as of such date.
          (B) No event has occurred and is continuing, or would result from the Proposed Purchase or the application of the proceeds therefrom, which constitutes an Event of Termination or a Potential Event of Termination.
          Delivery of an executed counterpart of this Notice of Purchase by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Purchase.

Very truly yours, POLYONE FUNDING CANADA CORPORATION, as Seller
By:
Name:
Title:

F-2

EXHIBIT G
FORM OF
SWING INCREASE REQUEST
Dated as of                      , 20
Citicorp USA, Inc.,
     as Agent
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention: David Jaffe
Re: PolyOne Funding Canada Corporation
Ladies and Gentlemen:
          Reference is made to the Canadian Receivables Purchase Agreement dated as of July         , 2007 (said Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified, being the “Canadian Receivables Purchase Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the servicer (the “Servicer”), the banks and other financial institutions listed on the signature pages of the Canadian Receivables Purchase Agreement as purchasers, CITICORP USA, INC., a Delaware corporation, as administrative agent (the “Agent”) for the Purchasers and the other Owners (each as defined in the Canadian Receivables Purchase Agreement), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as the syndication agent. Unless otherwise defined herein, terms defined in the Canadian Receivables Purchase Agreement are used herein as therein defined.
          The Seller hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Canadian Receivables Purchase Agreement that the Seller hereby requests a Swing Increase under the Canadian Receivables Purchase Agreement, and in that connection sets forth below the information relating to such Swing Increase (the “Proposed Swing Increase”) as required by Section 2.03(b) of the Canadian Receivables Purchase Agreement:
(i)	The requested aggregate amount of such Proposed Swing Increase is $ .

(ii)	The requested Business Day of such Proposed Swing Increase is , 20 .

(iii)	The Proposed Swing Increase shall initially bear Yield based on the Citicorp Base Rate.

G-1

          The undersigned Seller hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Swing Increase, before and after giving effect to the Proposed Swing Increase and to the application of the proceeds therefrom:
          (A) The representations and warranties contained in Article IV of the Canadian Receivables Purchase Agreement and in Article III of the Canadian Receivables Sale Agreement are correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, other than any such representations and warranties that, by their terms, refer to a specific date other than the date hereof, in which case such representations and warranties shall have been true and correct as of such date.
          (B) No event has occurred and is continuing, or would result from the Proposed Swing Increase or from the application of the proceeds therefrom, which constitutes an Event of Termination or a Potential Event of Termination.
          Delivery of an executed counterpart of this Swing Increase Request by telecopier shall be effective as delivery of an original executed counterpart of this Swing Increase Request.

Very truly yours, POLYONE FUNDING CANADA CORPORATION, as Seller
By:
Name:
Title:

G-2

EXHIBIT H
[Deleted]

H-1

EXHIBIT I
FORM OF
NOTICE OF CONVERSION OR CONTINUATION
Dated as of                      , 20
Citicorp USA, Inc.,
     as Agent
388 Greenwich Street, 19th Floor
New York, New York 10013
Attention: David Jaffe
Re: PolyOne Funding Canada Corporation
Ladies and Gentlemen:
          Reference is made to the Canadian Receivables Purchase Agreement dated as of July            , 2007 (said Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified, being the “Canadian Receivables Purchase Agreement”), among POLYONE FUNDING CANADA CORPORATION, a Canadian corporation (the “Seller”), POLYONE CORPORATION, an Ohio corporation (“PolyOne”), as the servicer (the “Servicer”), the banks and other financial institutions listed on the signature pages of the Canadian Receivables Purchase Agreement as purchasers, CITICORP USA, INC., a Delaware corporation, as administrative agent (the “Agent”) for the Purchasers and the other Owners (each as defined in the Canadian Receivables Purchase Agreement), and NATIONAL CITY BUSINESS CREDIT, INC., an Ohio corporation, as the syndication agent. Unless otherwise defined herein, terms defined in the Canadian Receivables Purchase Agreement are used herein as therein defined.
          The Seller hereby gives you notice, irrevocably, pursuant to Section 2.16 of the Canadian Receivables Purchase Agreement that the Seller hereby requests a [conversion][continuation] of Capital Investments under the Canadian Receivables Purchase Agreement, and in that connection sets forth below the information relating to such [conversion][continuation] of Capital Investments (the “Notice Information”) as required by Section 2.16(a) of the Canadian Receivables Purchase Agreement:
(i)	The amount of Capital Investments that are the subject of this Notice is $ (the “Notice Investments”). The Notice Investments are presently bearing Yield at the Citicorp [LIBO Rate][Base Rate].

(ii)	The Notice Investments are being [continued for an additional Yield Period][converted to Capital Investments bearing Yield at the Citicorp [Base Rate][LIBO Rate]].

I-1

(iii)	The date of the [conversion][continuation] of the Notice Investments is 20 .
          In connection herewith, the Seller hereby certifies that no event has occurred and is continuing, or would result from the [conversion][continuation] that is the subject of this Notice, which constitutes an Event of Termination or a Potential Event of Termination.

Very truly yours, POLYONE FUNDING CANADA CORPORATION, as Seller
By:
Name:
Title:

I-2

EXHIBIT J
FORM OF
OPINION OF GOWLING LAFLEUR HENDERSON LLP
See attached.

K-1

Exhibit J
TO THE PERSONS
NAMED IN ANNEX A
ATTACHED HERETO

Re:	POLYONE FUNDING CANADA CORPORATION - SALE OF RECEIVABLES TO BANK SYNDICATE
Dear Sirs:
We refer to a receivables sale agreement between PolyOne Canada Inc. (“PC I”) and PolyOne Funding Canada Corporation (PFCC”) dated as of • (the “RSA”), a receivable purchase agreement among PFCC as the Seller (“Seller, PolyOne Corporation, as Servicer, the banks and the financial institutions party thereto (the “Buyers”), Citicorp USA, Inc., as Agent and National City Business Credit, Inc., as Agent dated as of • (the “RPA”) and to an assignment of purchased assets dated as of • (the “Quebec Assignment”) between the Seller and the RPA Purchasers providing for the sale and transfer by the Seller to the RPA Purchasers of all of the property and assets described therein.
All capitalized terms used by not defined in this opinion have the meanings ascribed set forth in the RPA. This opinion is delivered pursuant to Section 3.01 • of the RPA.
We have acted as counsel for the Seller in the Province of Quebec in connection with the sale and transfer pursuant to the Quebec Assignment to the Buyers of the Purchased Property (the Quebec Purchased Property”).
We have considered such questions of law and have made such investigations and searches as we have considered necessary or desirable for the purpose of this opinion and, subject to the qualifications and assumptions set forth below, we are of the opinion that:
1	The form and content of the Quebec Assignment is sufficient to transfer to the Buyers all of the Seller’s right, title and interest in, to and under the Quebec Purchased Property.
2	We have conducted or caused to be conducted searches against the Seller and its assets under the names listed in Schedule A hereto in the register of personal and moveable real rights (the “RPMRR”) for the periods set out in Schedule A hereto. Such register is the only register in the Province of Quebec where transfers of, or security interests in, assets similar in nature to the Quebec Purchased Property would ordinarily or customarily be the subject of a registration to preserve, perfect, set up and protect such transfers or security interests. Such searches disclosed only those registrations against the Seller as disclosed in Schedule A hereto.

3.	Notice of the Quebec Assignment was duly registered as set forth in Schedule B hereto. No other registration, filing or recording is required now or in the future in any public office of record under the laws of the Province of Quebec in connection with the transfer to the Buyers of all of the Seller’s right, title and interest in, to and under, and the rights of the Buyers to collect payments under any of, the Quebec Purchased Property, or to protect the Buyers’ interests as transferee of the Quebec Purchased Property, which interests are and will be effective as against all third persons, including creditors of the Seller and subsequent purchasers of the Quebec Purchased Property. Except for the formalities in respect of account debtors prescribed by article 1642 of the Civil Code of Quebec with respect to the Quebec Assignment, no notice or further action is necessary at this time under the laws of Quebec in connection with the sale of the Quebec Purchased Property by the Seller to the Buyers pursuant to the Quebec Assignment and the rights of the Buyers to collect payments under any of the Quebec Purchased Property.

4.	Other than the registration which has been made and which is described in paragraph 3, no recording filing or registration with, consent, authorization or approval of, or notice or other action to, with or by any governmental authority or regulatory body is or will be required in connection with the execution and delivery by the Seller of the Quebec Assignment and the performance of its obligations thereunder and the transfer of the Quebec Purchased Property under the Quebec Assignment does not require compliance with any bulk sales or similar legislation of the Province of Quebec.

5.	The execution and delivery by the Seller of the Quebec Assignment and the performance by the Seller of its obligations thereunder do not (i) violate, result in a breach of, or constitute a default under (a) any order, judgment or decree of any court, arbitrator or similar tribunal or governmental authority of which we are aware and which is binding upon the Seller or its property or assets; or (b) any statute, regulation or other law of the Province of Quebec applicable to the Seller or the Quebec Purchased Property; or (ii) result in the creation of a hypothec or similar security interest that secures the payment or performance of an obligation of the Seller.

6.	The Quebec Assignment constitutes a legal, valid and binding obligation of the Seller enforceable against it by the Buyer in accordance with its terms.

The opinions herein are subject to the following qualifications and assumptions:
a)	We assume that none of the Quebec Purchased Property are secured by a moveable hypothec (which includes the reservation of title or ownership).

b)	For the purposes of the opinion given in paragraph 5 (i), we have relied, as to the factual matters referred to therein, upon an officer’s certificate of the Seller dated the date hereof relating to orders, judgments or decrees binding on the Seller or its property or assets.

c)	The opinions given in paragraphs 3 and 4 are subject to the qualification that subsequent purchasers of any part of the Quebec Purchased Property who purchases in good faith in the ordinary course of the vendor’s business may acquire a right to be reimbursed the price he has paid in priority to the Buyer’s interest therein.

d)	The opinions given in paragraphs 3 and 4 as to the registrations and notices are subject to the qualifications that although the registration of the Quebec Assignment avails to give the Buyer opposable, available against third persons, of all of the debts owing to the Seller and sold to the Buyer under the Quebec Assignment, such registration does not so avail as against Obligors as regards the debts paid to the Seller or otherwise discharged or extinguished before the accomplishment of the other formalities prescribed by article 1642 of the Civil Code of Quebec.

e)	The Civil Code of Quebec, and, where applicable, the Consumer Protection Act (Quebec) impose certain mandatory limitations upon the exercise by creditors of their rights upon default.

f)	Article 1643 of the Civil Code of Quebec provides that a payment made in good faith by a debtor to an apparent creditor will be opposable to the Buyer.

g)	The opinion given in paragraph 6 as to the enforceability of the RSA and the Quebec Assignment is subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and the possible unavailability of specific performance or injunctive relief.
The opinions expressed herein are limited to the laws of the Province of Quebec and federal laws of Canada applicable therein. Such opinions are provided only to the addressees and to assignees of any such addressees for their own purposes and may not be relied upon by anyone else except as may be authorized in writing by the undersigned.
Yours very truly,

ANNEX A

SCHEDULE A
We have conducted or caused to be conducted searches against PolyOne Canada Inc. and its predecessor names described below and their assets in the registers and for the periods set out below to determine the existence of any liens in its assets, other than in immoveable property, to which the laws of Quebec apply.
The rules respecting the implementation of the Civil Code of Quebec provide that moveable security registered prior to January 1, 1994 must have been renewed prior to December 31, 1994 in order for the security to continue to be opposable to third parties and to maintain its rank held under the previous legislation.
We have restricted our examination to the register of personal and moveable real rights for the period from January 1, 1994 to the dates mentioned below.
NAMES SEARCHED:
B.F. GOODRICH CANADA INC.
DIAMOND SHAMROCK CANADA LTD.
DIAMOND SHAMROCK CHEMICALS CANADA INC.
DIAMOND SHAMROCK ALBERTA GAS LTD.
PVC PLASTICS OF CANADA LTD.
NATOMAS OF CANADA LTD.
NATOMAS DU CANADA LTEE
GEON CANADA INC.
150730 CANADA INC.
YNERGISTICS INDUSTRIES LIMITED
LES INDUSTRIES SYNERGISTICS LIMITEE
POLYONE CANADA INC.
POLYONE DISTRIBUTION CANADA, INC.
DISTRIBUTION POLYONE CANADA, INC.
REPORT:
Register of personal and moveable real rights:
A. Transitional Provisions (conducted as of January 3, 1995):
B. Other entries (conducted as of –):

SCHEDULE B
REGISTER OF PERSONAL AND MOVEABLE REAL RIGHTS

DATE	REGISTRATION NUMBER

SCHEDULE I
LOCK-BOX BANKS AND
LOCK-BOX ACCOUNTS

Lock-Box Bank	Lock-Box No.	Lock-Box Account No.	Owner
Bank of Montreal	T57659C	1441104	PolyOne Canada Inc.

Bank of Montreal	T57659U	4672652	PolyOne Canada Inc.

SCHEDULE II
CREDIT AND COLLECTION POLICY
Purpose and Scope
          The Company conducts its operations through dedicated business units and organizational teams. The purpose of this policy is to establish the essential Company-wide requirements relating to the management of “credit” risk. The scope of this policy covers all receivables for each business unit.
Overall Policy
          Unless otherwise approved, the Company will only extend credit as part of conducting normal business operations. Credit will be provided based on an assessment of an individual customer’s (or other third party’s) ability to pay within terms common (competitive) to the business market segment. Each business will manage its credit risk by (a) assessing the risk exposure of its credit portfolio and (b) assessing activities to realize prompt payment collection.
Responsibility and Authority
          The Corporate Chief Financial Officer (CFO) is responsible for establishing policy guidelines consistent with PolyOne Corporation’s target capital structure. The guidelines will cover setting credit limits and exceptions thereto, for term extensions and credit worthiness, and determining the appropriate risk exposure of a business’ overall credit portfolio.
          The CFO is responsible for this policy and revisions, which may be required from time to time. The CFO will approve any exceptions to this policy.
          It is the responsibility of the business General Manager, delegating through the business management team (specifically including the business controller and credit manager), to develop and implement all business unit policies, guidelines and/or procedures necessary to effectively manage the business unit’s day-to-day credit risk and to adhere to this Company-wide policy. The business General Manager is delegated the authority to have credit authorized consistent with this policy.
Actions Requiring the Approval of the CFO
•	Business programs, which in their aggregate extend overall credit levels beyond established risk exposure guidelines

•	Expansion by more than 10% of previously approved programs

•	Employee credit other than for relocation and/or nominal amounts not to exceed $500 outstanding per individual (should be discouraged)

•	Any credit to Company Officers

Guidelines
          The successful implementation of this policy is partially dependent on establishing specific control and reporting activities that each business unit’s operations are expected to incorporate. Below are specific activities which each business unit will perform in supporting the (a) assessment of its credit portfolio risk, (b) prompt collection of outstanding credit and (c) reporting to Corporate Services (CFO, Treasurer and Corporate Controller).
          Assessing portfolio credit risk
•	Assess the credit risk on an individual account basis

•	New shipments will only be made within established guidelines

•	Continuous and periodical assessments of the overall risk profile of the credit portfolio considering industry conditions credit terms/programs, specific account condition with appropriate actions implemented.
          Prompt Payment
•	Delinquent accounts will be contacted in a timely manner and communications of such delinquency will be made to business management and to the sales organization

•	Customer accounts will be kept clean, i.e., credit and debit adjustments issued timely, cash applied to invoices, etc.
          Reporting to Corporate Services
•	In the monthly financial reporting package include key performance measures relating to receivable DSO, aging, dating, etc. The business unit DSO will be shown for domestic, foreign and total and calculated on a Company-wide basis

•	Quarterly provide a brief communication on the business unit’s credit risk portfolio profile and highlight substantive changes

•	Annually review any programs which extend credit beyond normal product sale terms
          In addition to the above activities it is important that each business unit establish an environment consistent with managing its credit risk. Important areas to consider and which may impact such an environment include the following:
•	Scope of account responsibility given to sales personnel

•	Sales personnel basis of incentive compensation

•	Customer incentives for prompt payment

•	Level of communications between sales and credit personnel

•	Use of performance measures and establishing goals
          Also, it is the responsibility of each business unit to quickly communicate to other PolyOne business units, as appropriate, problem accounts or potential bad credit risks.

SCHEDULE III
JURISDICTION OF INCORPORATION,
ORGANIZATION IDENTIFICATION NUMBER AND
LOCATION OF THE SELLER’S PRINCIPAL PLACE OF BUSINESS,
CHIEF EXECUTIVE OFFICE AND OFFICE WHERE
RECORDS ARE KEPT
PolyOne Funding Canada Corporation
Jurisdiction of Incorporation
          Ontario, Canada.
Organization Identification Number
          679892-6.
Principal Place of Business, Chief Executive Office and Office Where Records Are Kept
PolyOne Funding Canada Corporation
940 Chippawa Creek Road
P.O. Box 1026
Niagara Falls, Ontario, Canada L2E 6V9

SCHEDULE IV
FORMS OF INVOICES

SCHEDULE V
TRADEMARK OR OTHER NAMES FOR SELLER
None.

SCHEDULE VI
PPSA FILING JURISDICTIONS

Filing Entity	Jurisdiction(s)
PolyOne Canada Inc.	Ontario

PolyOne Funding Canada Corporation	Ontario

SCHEDULE VII
Exhibit VII — Allocations

Organization	US Alloc.	CA Alloc.	Total Alloc.

Citigroup	$35.0	5.0	$40.0
National City	35.0	5.0	40.0
BOA	21.1	3.9	25.0
Merrill Lynch	22.6	3.9	26.5
CIT Group	16.7	2.3	19.0
PNC	16.6	1.9	18.5
US Bank	14.5	1.5	16.0
Webster	13.5	1.5	15.0

	$175.0	$25.0	$200.0